PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 27, 1997)
This Prospectus Supplement and Prospectus dated
August 27, 1997 cancels and replaces the Prospectus
Supplement and Prospectus each dated May 21, 1997

                                [CITICORP LOGO]


          U.S. $7,000,000,000 Global Medium-Term Senior Notes, Series D
       U.S. $2,000,000,000 Global Medium-Term Subordinated Notes, Series D
                Due from 9 Months to 60 Years from Date of Issue

      Citicorp is offering hereby from time to time its Global Medium-Term Senior Notes, Series D (the "Senior Notes") and its Global Medium-Term Subordinated Notes, Series D (the "Subordinated Notes" and together with the Senior Notes, the "Notes"'). The Notes offered by this Prospectus Supplement are offered only outside the United States and its possessions. The Senior Notes are offered in an aggregate principal amount of up to U.S. $7,000,000,000 (including, in the case of Senior Notes denominated in a foreign currency, the equivalent thereof at the Market Exchange Rate (as defined herein) on the date of sale of such Senior Notes (the "Trade Date")), subject to reduction as a result of the sale by Citicorp inside the United States of Citicorp's Global Medium-Term Senior Notes, Series C. The Subordinated Notes are offered in an aggregate principal amount of up to U.S. $2,000,000,000 (including, in the case of Subordinated Notes denominated in a foreign currency, the equivalent thereof at the Market Exchange Rate on the applicable Trade Date), subject to reduction as a result of the sale by Citicorp inside the United States of Citicorp's Global Medium-Term Subordinated Notes, Series C. See "Description of Notes" and "Plan of Distribution of Notes" herein. Each Note shall have a term to Stated Maturity from 9 months to 60 years from its date of original issuance (each, an "Issue Date"), as selected by the initial purchaser and agreed to by Citicorp or as determined by Citicorp prior to its Issue Date.

      The Senior Notes are unsecured obligations of Citicorp and the Subordinated Notes are unsecured and subordinated obligations as described in the accompanying Prospectus under "Description of Notes". Unless otherwise provided in the applicable Pricing Supplement, payment of the principal of the Subordinated Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of Citicorp. There is no right of acceleration of payment of the Subordinated Notes in the case of a default in the performance of any covenant of Citicorp, including the payment of principal or interest. See "Description of Notes--Defaults; Events of Default" in the Prospectus. (Continued on next page)

THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                         Price to                 Agents' Commissions            Proceeds to
                          Public (1)               or Discounts (2)              Company (2) (3)
Per Note.............    100%                     .125%-3.00%                    99.875%-97.00%
Total (4)..............  $9,000,000,000           $11,250,000-$270,000,000       $8,988,750,000-$8,730,000,000

1. Unless otherwise indicated in a pricing supplement, Notes will be issued at 100% of their principal amount.
2. Citicorp will pay Bear, Stearns International Limited, Citibank International plc, Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited, PaineWebber International (U.K.) Ltd., Salomon Brothers International Limited, Sanwa International plc and Yamaichi International (Europe) Limited, as agents, and such other agents as may be named from time to time (the "Agents"), a commission (or grant a discount) ranging from .125% to 3.00% of the principal amount of any Note, depending on its Stated Maturity and the type of purchaser, sold through any such Agent, acting as Agent (or sold to any such Agent as principal in circumstances in which no other discount is agreed), except, in the case of Notes sold through retail distribution, as otherwise agreed to by Citicorp and such Agent and as set forth in a pricing supplement. Citicorp also may sell Notes to any Agent, as principal, for resale to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so agreed, at a fixed public offering price.
3.  Before deducting expenses payable by Citicorp.
4.  Or the equivalent thereof in other currencies or currency units.


Bear, Stearns International Limited                  Morgan Stanley Dean Witter
Citibank International plc                PaineWebber International (U.K.) Ltd.
Goldman Sachs International              Salomon Brothers International Limited
Merrill Lynch International                             Sanwa International plc
                                        Yamaichi International (Europe) Limited




             The date of this Prospectus Supplement is August 27, 1997

(Continued from cover page)

      Notes will be sold in issues (each, an "Issue") consisting of one or more Notes of like tenor and having the same Issue Date. Certain terms of each Issue of Notes will be established by Citicorp at the time of issuance of such Notes and will be set forth in a related supplement accompanying the Prospectus Supplement (each such supplement, a "Pricing Supplement"), including, without limitation, the interest rate or interest rate index, if any, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Specified Currency, issue price, Issue Date, Stated Maturity, Interest Payment Dates, the Spread and/or Spread Multiplier, if any, the public offering price, redemption or sinking fund provisions, if any, and the Agent for the Notes being offered and its compensation (each of the foregoing capitalized terms being defined herein). Unless otherwise indicated in the applicable Pricing Supplement, the Notes, except Zero-Coupon Notes (as defined herein), will bear interest at a fixed rate or a rate or rates determined by reference to an interest rate index or other formula, as indicated in the applicable Pricing Supplement. For a description of certain interest rate indices, see "Description of Notes--Floating Rate Notes" herein. Zero-Coupon Notes will be issued at a discount from the principal amount payable at Maturity (as defined herein) thereof and Holders of such Notes will not receive periodic payments of interest.

      If so provided in the applicable Pricing Supplement, Notes may be denominated in a foreign currency or currency unit (a "Specified Currency") designated by Citicorp ("Foreign Currency Notes"). The Notes may also be issued with the principal amount thereof payable at Maturity and the interest payable thereon to be determined by reference to one or more financial or other indices ("Indexed Notes"), as specified in the applicable Pricing Supplement.

      Any purchaser of Notes offered hereby must purchase at least U.S.$50,000 aggregate principal amount of Notes at any one time or, in the case of a Foreign Currency Note, the equivalent thereof at the Market Exchange Rate on the Trade Date for the Note in the applicable Specified Currency.

      The Notes will be redeemable prior to their Stated Maturity in the event of certain changes involving United States taxes or the imposition of certain information reporting requirements, as described under "Description of Notes--Redemption and Sinking Funds" herein. The Notes may also be subject to optional redemption, or obligate Citicorp to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the Holder thereof, in each case as indicated in the applicable Pricing Supplement. See "Description of Notes--Redemption and Sinking Funds" herein.

      Payments on the Notes will be made without deductions for United States withholding taxes to the extent described under "Description of Notes--Payment of Additional Amounts" herein.

      The Notes may include Bearer Notes that are subject to United States tax law requirements. Subject to certain exceptions, Bearer Notes may not be offered, sold or delivered within the United States or to United States persons. See "Limitations on Issuance of Euro-Notes" in the accompanying Prospectus. Notes, other than Zero-Coupon Notes, purchased on original issuance by a purchaser that is not a United States person (unless such purchaser requests a Registered Note or Notes) will be represented initially by a temporary global Note, representing all Notes of an Issue, to be deposited with a common depositary for Euroclear and Cedel. Zero-Coupon Notes purchased on original issuance by a purchaser that is not a United States person (unless such purchaser requests a Registered Note or Notes) will be represented initially by a permanent global Note, representing all Notes of an Issue, to be deposited with a common depositary for Euroclear and Cedel, in the manner and upon compliance with the procedures described under "Description of Notes--Form and Denominations" herein. Interests in each temporary global Note will be exchangeable for interests in a permanent global Note or for definitive Registered Notes or Bearer Notes in the manner and upon compliance with the procedures described under "Description of Notes--Form and Denominations" herein, and interests in permanent global Notes will be exchangeable, upon 30 days' notice, for definitive Registered Notes or Bearer Notes. The depository with whom a temporary global Note or a permanent global Note is deposited, and not the owners of beneficial interests in such Notes, will be considered the Holders thereof except in the limited circumstances specified herein.

      The Notes are offered on a continuous basis by Citicorp through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. Citicorp may also sell Notes to any Agent acting as principal for resale to one or more investors and other purchasers. Citicorp also has reserved the right to sell Notes through additional agents or directly to investors on its own behalf. No commission will be payable nor will a discount be allowed on any direct sales by Citicorp. There can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. Citicorp reserves the right to withdraw, cancel or modify the offer made hereby without notice. Citicorp or any Agent may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution of Notes" herein.

      Application has been made to list the Notes on the Luxembourg Stock Exchange (the "Stock Exchange"). This Prospectus Supplement and the accompanying Prospectus may be used for the offering, sale and listing on the Stock Exchange of up to U.S. $7,000,000,000 aggregate principal amount of the Senior Notes and U.S. $2,000,000,000 aggregate principal amount of the Subordinated Notes (including, in the case of Foreign Currency Notes, the equivalent thereof in foreign currency as described above), subject to reductions as described above.

      No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement, any Pricing Supplement or the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Citicorp or the Agents. This Prospectus Supplement, any Pricing Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby nor do they constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus Supplement, any Pricing Supplement and the Prospectus at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. SEE "PLAN OF DISTRIBUTION OF NOTES" HEREIN.

                               TABLE OF CONTENTS
                             Prospectus Supplement
                                                              Page No.

Incorporation of Certain Documents by Reference......................   S-4
Citicorp.............................................................   S-5
Capitalization of Citicorp...........................................   S-6
Summary Financial Data...............................................   S-7
Description of Notes.................................................   S-8
  General............................................................   S-8
   Interest..........................................................   S-9
   Fixed Rate Notes..................................................   S-9
   Floating Rate Notes...............................................  S-10
   Form and Denominations...........................................   S-15
   Payment and Paying Agents.........................................  S-17
   Transfer Agents...................................................  S-18
   Redemption and Sinking Funds......................................  S-18
   Payment of Additional Amounts.....................................  S-20
   Publication of Notices............................................  S-22
Special Provisions Relating to Foreign Currency Notes................  S-22
   General ..........................................................  S-22
   Payment...........................................................  S-22
   European Currency Unit............................................  S-22
Foreign Currency Risks...............................................  S-24
   General...........................................................  S-24
   Exchange Rates and Exchange Controls..............................  S-24
   Judgments.........................................................  S-25
United States Taxation...............................................  S-25
   Backup Withholding and Information Reporting......................  S-25
Plan of Distribution of Notes........................................  S-26
Validity of the Notes................................................  S-27
General Information..................................................  S-27
Management of the Citicorp...........................................  S-30

                                   Prospectus
Available Information................................................     3
Incorporation of Certain Documents by Reference......................     3
Citicorp.............................................................     3
  Holding Company....................................................     4
Use of Proceeds......................................................     4
Ratios of Income to Fixed Charges....................................     5
Description of Notes.................................................     5
  General............................................................     5
  Form, Exchange, Registration and Transfer..........................     7
  Payment and Paying Agents..........................................     9
  Temporary Global Notes.............................................    10
  Permanent Global Notes.............................................    11
  Limitations on Liens on Stock of Citibank..........................    11
  Defaults; Events of Default........................................    11
  Meetings, Modification and Waiver..................................    13
  Consolidation, Merger and Sale of Assets...........................    14
  Assumption of Obligations..........................................    14
  Notices............................................................    15
  Title..............................................................    15
  Replacement of Notes and Coupons...................................    15
  Defeasance and Covenant Defeasance.................................    15
  Subordination......................................................    16
  Governing Law......................................................    17
  Concerning the Trustees............................................    17
  Limitations on Issuance of Euro-Notes..............................    17
Foreign Currency Risks...............................................    19
  General............................................................    19
  Exchange Rates and Exchange Controls...............................    19
Plan of Distribution.................................................    20
Validity of Securities...............................................    21
Experts..............................................................    21

      Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement and the accompanying Prospectus are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Securities and Exchange Commission (the "Commission"') by Citicorp are incorporated as of their respective filing dates in this Prospectus by reference:

      (1) Annual Report and Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      (2) Financial Reviews and Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997, filed pursuant to Section 13 of the Exchange Act; and

      (3) Current Reports on Form 8-K, dated January 21, 1997, April 15, 1997 and July 15, 1997, filed pursuant to Section 13 of the Exchange Act.

      All reports subsequently filed by Citicorp pursuant to Sections 13(a) and
(c) of the Exchange Act and any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated by reference into the Prospectus and this Prospectus Supplement and to be a part hereof.

      This Prospectus Supplement, together with the accompanying Prospectus, may be used for the offering, sale and listing on the Stock Exchange of up to U.S. $7,000,000,000 aggregate principal amount of the Senior Notes and up to U.S. $2,000,000,000 aggregate principal amount of the Subordinated Notes (including, in the case of Foreign Currency Notes, the equivalent thereof at the Market Exchange Rate on the applicable Trade Date in the Specified Currency), subject to reduction as a result of the sale by Citicorp inside the United States of its Global Medium-Term Senior Notes, Series C (in the case of the Senior Notes) and its Global Medium-Term Subordinated Notes, Series C (in the case of the Subordinated Notes), or by action of Citicorp's Board of Directors, provided that no such reduction by action of the Board of Directors will affect any Note already issued or as to which an offer to purchase has been accepted by Citicorp. See "Description of Notes" and "Plan of Distribution of Notes" below. Pursuant to the Euro Selling Agent Agreement (as defined herein), Citicorp will represent to the Agents that as of the Issue Date of any Notes, neither the Prospectus Supplement, together with the accompanying Prospectus and any Pricing Supplement, nor any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

      Citicorp has given an undertaking in connection with the listing of the Notes on the Stock Exchange to the effect that, so long as any Notes remain outstanding and listed on the Stock Exchange, in the event of any material change in the terms and conditions of the Notes issued under Citicorp's Global Medium-Term Notes, Series D program or any adverse change in the financial position and operations of Citicorp which is not reflected in the Prospectus Supplement, together with the accompanying Prospectus, as then amended or supplemented, including any document incorporated by reference therein, Citicorp will either prepare an amendment or supplement to the Prospectus Supplement and the accompanying Prospectus or prepare a new Prospectus Supplement to the accompanying Prospectus for use in connection with any subsequent offering of Notes listed by Citicorp on the Stock Exchange.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus or this Prospectus Supplement.

      This Prospectus Supplement should be read in conjunction with the accompanying Prospectus, which document shall be deemed to be incorporated by reference into this Prospectus Supplement and be a part hereof.

      Copies of Citicorp's Annual Report and Form 10-K are distributed to all Citicorp stockholders. In addition, each person to whom a copy of this Prospectus Supplement is delivered may obtain, without charge, a copy of any and all of the documents listed in the first paragraph of this section, as well as any subsequently filed documents referred to in the second paragraph herein (other than exhibits to such documents), from:

Citicorp
399 Park Avenue
New York, NY 10043
Attention: Office of the Secretary

and from the offices of Citibank (Luxembourg) S.A., 58, Boulevard Grand-Duchesse Charlotte, L-1330 Luxembourg.


                                    CITICORP

      Citicorp is a holding company incorporated under the laws of the State of Delaware on December 4, 1967, whose principal subsidiary is Citibank, N.A. ("Citibank"). The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000. The address of Citicorp's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

      Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

      Historical financial statements and certain other information regarding Citicorp are contained in Citicorp's Annual Report and Form 10-K for the fiscal year ended December 31, 1996, filed by Citicorp with the Commission pursuant to the Exchange Act. For additional information regarding Citicorp, see "Citicorp" in the Prospectus.

                           CAPITALIZATION OF CITICORP

      The following table sets forth the consolidated capitalization of Citicorp as of June 30, 1997, June 30, 1996, December 31, 1996, December 31, 1995 and December 31, 1994:

                                                                       As of June 30,          As of December 31,
                                                                  1997          1996     1996       1995       1994
                                                                      (Unaudited)            (In Millions)

Long-Term Debt................................................   $19,653      $19,477     $18,850     $18,488   $17,894

Stockholders' Equity:
 Preferred Stock..............................................   $ 1,903       $2,078     $ 2,078     $ 3,071   $ 4,187
   Authorized Shares: 50,000,000(A)
   Issued Shares: 4,280,503 of $100 per share, 5,400,000 of
    $250 per share and 250,000 of $500 per share at June 30,
    1997; 4,280,503 of $100 per share, 6,100,000 of $250 per
    share and 250,000 of $500 per share at June 30, 1996;
    4,280,503 of $100 per share, 6,100,000 of $250 per share
    and 250,000 of $500 per share at December 31, 1996;
    4,280,503 of $100 per share, 6,100,000 of $250 per share,
    250,000 of $500 per share and 9,929 of $100,000 per share
    at December 31, 1995; and 4,280,503 of $100 per share,
    5,000,000 of $25 per share, 12,500 of $100,000 per share,
    5,000,000 of $250 per share and 6,408,334 of $177 per share at December 31, 1994
 Common Stock ($1.00 par value)...............................       506          505         506         461       421
   Authorized Shares: 800,000,000 in each period
   Issued Shares: 506,298,235 at June 30, 1997;
   505,199,048 at June 30, 1996; 506,298,235 at
   December 31, 1996; 461,319,265 at December 31,
   1995; and 420,589,459 at December 31, 1994
 Surplus......................................................     6,557        6,518       6,595       5,702     4,194
 Retained Earnings............................................    15,766       12,882      14,303      12,190     9,561
 Net Unrealized Gains--Securities Available
   for Sale (B)...............................................       952          297         676         132       278
 Foreign Currency Translation.................................      (547)        (469)       (486)       (437)     (471)
 Common Stock in Treasury, at cost............................    (3,728)      (1,881)     (2,950)     (1,538)     (401)
    Shares: 48,206,545 at June 30, 1997;
    32,035,374 at June 30, 1996; 43,081,217 at
    December 31, 1996; 34,030,205 at
    December 31, 1995; and 25,508,610 at
    December 31, 1994
    Total Stockholders' Equity................................   $21,409      $19,930     $20,722     $19,581   $17,769
Total.........................................................   $41,062      $39,407     $39,572     $38,069   $35,663

(A) Issuable as either redeemable or non-redeemable. At December 31, 1995 and December 31, 1994, 80,000 and 170,000, respectively, shares of redeemable preferred stock were issued and outstanding amounting to $8 million and $17 million, respectively, included in Long-Term Debt. Such amounts were redeemed in 1996.

(B) Effective January 1, 1994, Citicorp adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

      There has been no material change to the capitalization of Citicorp since June 30, 1997. Purchased funds and other borrowings, which include commercial paper and other borrowings with original maturities of less than one year, amounted to $24,138 million at June 30, 1997, $17,519 million at June 30, 1996, $18,191 million at December 31, 1996, $16,334 million at December 31, 1995, and $20,907 million at December 31, 1994.

                             SUMMARY FINANCIAL DATA

      The following table sets forth, in summary form, certain financial data for each of the years in the three year period ended December 31, 1996 and for the six months ended June 30, 1997 and June 30, 1996. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference; this summary is not covered by the Report of Independent Auditors incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in this Prospectus Supplement. The consolidated financial data at and for the six months ended June 30, 1997 and June 30, 1996 is derived from unaudited financial statements. The results for the six months ended June 30, 1997 are not necessarily indicative of the results for the full year or any other interim period.

                                                 Six Months
                                               Ended June 30,         Year Ended December 31,
                                              1997       1996       1996       1995       1994
                                                   (In Millions, Except Per Share Amounts)
Consolidated Summary of Financial Results
 Net Interest Revenue ......................  $   5,667  $   5,413  $  10,940  $   9,951  $   8,911
 Fees, Commissions and Other Revenue .......      4,840      4,408      9,256      8,727      7,837
  Total Revenue ............................  $  10,507  $   9,821  $  20,196  $  18,678  $  16,748
 Provision for Credit Losses ...............        935        973      1,926      1,991      1,881
 Operating Expense .........................      6,342      5,838     12,197     11,102     10,256
 Income Before Taxes and
  Cumulative Effects of Accounting Changes .  $   3,230  $   3,010  $   6,073  $   5,585  $   4,611
 Income Taxes ..............................      1,211      1,144      2,285      2,121      1,189
 Income Before Cumulative
  Effects of Accounting Changes ............  $   2,019  $   1,866  $   3,788  $   3,464  $   3,422
 Cumulative Effects of Accounting Changes(A)       --         --         --         --          (56)
 Net Income ................................  $   2,019  $   1,866  $   3,788  $   3,464  $   3,366
 Income Applicable to Common Stock .........  $   1,947  $   1,785  $   3,631  $   3,126  $   3,010
 Dividends Declared Per Common Share .......       1.05        .90       1.80       1.20        .45

Earnings Per Share (B)
On Common and Common Equivalent Shares
 Income Before Cumulative
 Effects of Accounting Changes .............  $    4.11  $    3.68  $    7.50  $    7.21  $    7.15
 Cumulative Effects of Accounting Changes(A)       --         --         --         --         (.12)
 Net Income ................................  $    4.11  $    3.68  $    7.50  $    7.21  $    7.03
Assuming Full Dilution
 Income Before Cumulative
  Effects of Accounting Changes ............  $    4.11  $    3.61  $    7.42  $    6.48  $    6.40
 Cumulative Effects of Accounting Changes(A)       --         --         --         --         (.11)
 Net Income ................................  $    4.11  $    3.61  $    7.42  $    6.48  $    6.29

Period End Balances (In Billions)
 Total Loans, Net of Unearned Income and
   Allowance for Credit Losses .............  $   173.1  $   162.4  $   169.1  $   160.3  $   147.3
 Total Assets(C) ...........................      304.3      266.8      281.0      256.9      250.5
 Total Deposits ............................      198.7      175.8      185.0      167.1      155.7
 Debt(D) ...................................       19.7       19.5       18.9       18.5       17.9
 Total Stockholders' Equity(E) .............       21.4       19.9       20.7       19.6       17.8

(A) Refers to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits", effective January 1, 1994.
(B) Based on net income after deducting preferred stock dividends, except where conversion is assumed, and, unless anti-dilutive, the after-tax dividend equivalents on shares issuable under Citicorp's Executive Incentive Compensation Plan.
(C) Reflects the adoption of FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts", effective January 1, 1994.
(D) Includes long-term debt, subordinated capital notes and redeemable preferred stock.
(E) Reflects the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994.

                              DESCRIPTION OF NOTES

      The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Notes set forth under the heading "Description of Notes" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus and the Senior Indenture, in the case of Senior Notes, and the Subordinated Indenture, in the case of Subordinated Notes (each as defined below). The following description of the Notes will apply unless otherwise stated in the applicable Pricing Supplement.

General

      The Senior Notes offered hereby will be issued under the Indenture, dated as of September 1, 1989, between Citicorp and United States Trust Company of New York, as Trustee (the "Senior Trustee"), as supplemented by a First Supplemental Indenture dated as of September 25, 1990 between Citicorp and the Senior Trustee (such Indenture, together with such First Supplemental Indenture and any additional supplemental indentures thereto, is hereinafter referred to as the "Senior Indenture"). As of the date of this Prospectus Supplement, the principal office of the Senior Trustee is located at 114 West 47th Street, New York, New York 10036. The Subordinated Notes offered hereby will be issued under the Indenture, dated as of April 1, 1991, between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"), as supplemented by the First Supplemental Indenture dated as of November 27, 1992 and the Second Supplemental Indenture dated as of December 17, 1996, each between Citicorp and the Subordinated Trustee (such Indenture, together with such First Supplemental Indenture, Second Supplemental Indenture and any additional supplemental indentures thereto, is hereinafter referred to as the "Subordinated Indenture"; the Subordinated Indenture together with the Senior Indenture, the "Indentures"; and each, an "Indenture"). As of the date of this Prospectus Supplement, the principal office of the Subordinated Trustee is located at 450 West 33rd Street, New York, New York 10001. The Senior Notes and the Subordinated Notes each constitute a single series for purposes of the applicable Indenture and are limited to an aggregate principal amount of up to U.S. $7,000,000,000 in the case of the Senior Notes and U.S. $2,000,000,000 in the case of the Subordinated Notes (including, in the case of Foreign Currency Notes, the equivalent thereof at the Market Exchange Rate on the applicable Trade Date in the Specified Currency), subject to reduction as a result of the sale by Citicorp inside the United States of its Global Medium-Term Senior Notes, Series C (in the case of the Senior Notes) and its Global Medium-Term Subordinated Notes, Series C (in the case of the Subordinated Notes), or by or pursuant to action of Citicorp's Board of Directors, provided that no such reduction by action of Citicorp's Board of Directors will affect any Note already issued or as to which an offer to purchase has been accepted by Citicorp. See "Plan of Distribution of Notes" herein. The foregoing limits, however, may be increased by Citicorp if in the future it determines that it may wish to sell additional Notes, provided that Citicorp will prepare a new Prospectus Supplement or Pricing Supplement in connection with such an increase.

      The Senior Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be unsecured and will rank pari passu with all other unsecured and subordinated indebtedness of Citicorp other than subordinated indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to the Subordinated Notes.

      The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note, including any Zero-Coupon Note, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount payable at the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable. A "Zero-Coupon Note" means a Note that does not bear interest prior to Maturity.

      The Notes may be issued as Indexed Notes, as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. The Pricing Supplement relating to an Issue of Indexed Notes will contain specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index, the face amount of the Indexed Note, certain additional tax considerations and the manner of calculation of the amount of principal or interest payable if the specified index is no longer calculated or published. See "Foreign Currency Risks" below.

      The "Stated Maturity" of an Issue of Notes shall be the date specified in the applicable Pricing Supplement as the fixed date on which the principal of such Notes is due and payable. The "Maturity" of an Issue of Notes shall be the date on which the principal of such Notes becomes due and payable, whether at Stated Maturity, by acceleration, redemption or otherwise.

      The applicable Pricing Supplement will indicate either that a Note cannot be redeemed prior to its Stated Maturity or that a Note will be redeemable at the option of Citicorp on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the applicable Pricing Supplement will indicate whether Citicorp will be obligated to redeem or purchase a Note pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof. If Citicorp will be so obligated, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation.

      Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on the Notes will be made in U.S. dollars in the manner described in this Prospectus Supplement and the accompanying Prospectus under the caption "Description of Notes--Payment and Paying Agents." If any of the Notes are to be denominated in a Specified Currency, additional information pertaining to the terms of such Notes and other matters of interest to the Holders thereof will be described in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes", "Foreign Currency Risks" and "United States Taxation" below and "Foreign Currency Risks" in the accompanying Prospectus.

      For a description of the rights attaching to series of Notes under the applicable Indenture, see "Description of Notes" in the accompanying Prospectus. The provisions of the Indentures described under "Description of Notes--Assumption of Obligations" and "Description of Notes--Defeasance and Covenant Defeasance" in the accompanying Prospectus apply to the Notes.

Interest

      Each Note, except a Zero-Coupon Note, will bear interest from and including its Issue Date or from and including the most recent Interest Payment Date (or, in the case of a Floating Rate Note with daily or weekly Interest Reset Dates, the day following the most recent Regular Record Date) with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate index specified in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, interest shall accrue on the Notes of any Issue from the period beginning on and including the Issue Date of such Notes and ending on and excluding the first Interest Payment Date with respect to such Notes and each successive period beginning on and including each Interest Payment Date and ending on and excluding the next successive Interest Payment Date or at Maturity (each such period, an "Interest Period").

      Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate index or formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier, unless otherwise indicated in the applicable Pricing Supplement. Holders of Zero-Coupon Notes will receive no periodic payments of interest on such Notes.

      In addition to any Maximum Interest Rate which may be applicable to any Note, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. The limit does not apply to Notes in which U.S. $2,500,000 or more has been invested.

Fixed Rate Notes

      The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be February 15 and August 15 of each year and at Maturity and the Regular Record Dates for Fixed Rate Notes that are Registered Notes will be the February 1 or August 1, as the case may be, next preceding such Interest Payment

Dates. Interest on such Notes will be computed on the basis of a 360-day year of twelve 30-day months.

      Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date or the Maturity with respect to any Fixed Rate Note is not a Business Day at any Place of Payment (as defined under "Payment and Paying Agents" below), then payments due need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the date such payments were due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity, as the case may be.

Floating Rate Notes

      The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate index for such Floating Rate Note. Such index may be:
(a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (b) LIBOR, in which case such Note will be a "LIBOR Note"; (c) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; (d) the Certificate of Deposit Rate, in which case such Note will be a "CD Rate Note"; (e) the Federal Funds Effective Rate, in which case such Note will be a "Federal Funds Rate Note"; (f) the Prime Rate, in which case such Note will be a "Prime Rate Note"; (g) the Constant Maturity Treasury Rate, in which case such Note will be a "CMT Rate Note"; or (h) such other interest rate index or formula as is set forth in such Pricing Supplement. In addition, such Pricing Supplement will specify for each Floating Rate Note the following terms, if applicable:
Calculation Dates; Initial Interest Rate; Maximum Interest Rate; Minimum Interest Rate; Spread and/or Spread Multiplier; Interest Payment Dates; Regular Record Dates; Index Maturity; Interest Determination Dates and Interest Reset Dates (each as defined below). "Spread" means the number of basis points, as specified in the applicable Pricing Supplement, as being applicable to the interest rate for a particular Floating Rate Note and "Spread Multiplier" means the percentage, as specified in the applicable Pricing Supplement, as being applicable to the interest rate for a particular Floating Rate Note.

      "Calculation Date" means the date, as specified in the applicable Pricing Supplement, on which the Calculation Agent is to calculate the interest rate for a Floating Rate Note.

      "Market Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close, (b) with respect to LIBOR Notes only, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market, (c) with respect to Foreign Currency Notes, other than such Notes denominated in ECUs (as defined under "Special Provisions Relating to Foreign Currency Notes--European Currency Unit" herein) only, any day that, in the principal financial center of the country of the Specified Currency, is not a day on which banking institutions generally are authorized or obligated by law to close, and
(d) with respect to Foreign Currency Notes denominated in ECUs only, any day that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs may be made.

      The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The interest rate in effect from the Issue Date of a Floating Rate Note to the first Interest Reset Date will be the "Initial Interest Rate" and will be set forth or calculated as described in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to maturity of any installment of principal will be that in effect on the tenth day preceding the Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note shall be the next succeeding Market Day, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

      "Interest Determination Date" means, with respect to any Note, the date, as specified in the applicable Pricing Supplement, as of which the rate of interest in effect on an Interest Reset Date will be determined. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for (a) a Floating Rate Note other than a Treasury Rate Note will be the second Market Day preceding such Interest Reset Date and (b) a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall be the first Market Day immediately following such auction date.

      If specified in the applicable Pricing Supplement, a Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any Interest Period (a "Maximum Interest Rate") and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any Interest Period (a "Minimum Interest Rate").

      "Interest Payment Date" means with respect to any Note, the date, as specified in the applicable Pricing Supplement, on which accrued interest on such Note is due and payable, provided, however, if an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date occurring on Maturity) would otherwise be a day that is not a Market Day, such Interest Payment Date will be the next succeeding Market Day, except that, in the case of a LIBOR Note, if the next succeeding Market Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Market Day. If the Maturity with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day, any payments due shall be made on the next succeeding Market Day and no interest on such payments will accrue for the period from and after such Maturity. The "Regular Record Date" with respect to Floating Rate Notes that are Registered Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day.

      Unless otherwise indicated in the applicable Pricing Supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued to, but excluding, the Interest Payment Date or Maturity; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal of any such Note is payable, will include interest accrued to and including, in the case of Registered Notes, the Regular Record Date or, in the case of Bearer Notes, the fourteenth calendar day, in each case next preceding such Interest Payment Date.

      Accrued interest on any Floating Rate Note from its Issue Date or from the last date to which interest has been paid or payment thereof has duly been made available is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Issue Date or from the last date to which interest has been paid or payment thereof has duly been made available for to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360 (or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes).

      Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

      With respect to any Issue of Floating Rate Notes listed on the Stock Exchange, the Calculation Agent will provide the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note to the Stock Exchange no later than the first Market Day of the related Interest Period, and to the Holder of a Floating Rate Note upon request. The interest rate then in effect on any Floating Rate Note will also be available upon request of the Holder thereof from the office of Citibank (Luxembourg) S.A. and, as long as such Floating Rate Notes are listed on the Stock Exchange, will be published in the Luxembourg Wort promptly after determination thereof. The "Calculation Agent" means the agent appointed by Citicorp to calculate interest rates under the circumstances specified below for Floating Rate Notes. Unless otherwise provided in an applicable Pricing Supplement, the Calculation Agent will be Citibank.

      Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any

Interest Determination Date, the Money Market Yield (calculated as described below) of the rate quoted on a discount basis on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If such rate is neither published in H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Commercial Paper Rate for that Interest Determination Date will be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose senior unsecured bond rating is "Aa", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

      "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

       Money Market Yield =         D x 360       x    100
                                  -----------
                                  360-(D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

      "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate index is based, as indicated in the applicable Pricing Supplement. "Composite 3:30 P.M. Quotations" means the daily statistical release entitled "Composite Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York. "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

      LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

            (a) With respect to any Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either (i) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Market Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page, or (ii) the rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Market Day immediately following the Interest Determination Date that appears on the Telerate Page 3750 (as defined below) as of 11:00 A.M. on that Interest Determination Date. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks or a comparable display, as determined in the sole discretion of and selected by the Calculation Agent, of London interbank offered rates or major bank offered rates, as may be available from a similar service). "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page or pages as may replace such page on the system for the purpose of displaying London interbank offered rates of major banks). If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR for such Interest Determination Date will be determined as described in (b) below. The selection of the Reuters Screen LIBO Page or the Telerate Page 3750 shall be as specified in the applicable Pricing Supplement. If neither Reuters Screen LIBO or Telerate Page 3750 is specified in the applicable

      Pricing Supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

            (b) With respect to an Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as specified in (a)(i) above, or on which no rate appears on the Telerate Page 3750 as specified in (a)(ii) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 and representative for a single transaction in such market at such time, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the applicable Index Maturity commencing on the second Market Day immediately following such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

      Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are neither published nor reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

      CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the CD Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation

Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

      Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Interest Determination Date, the rate on that date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Effective Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Interest Determination Date.

      Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

      CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Index Maturity for
(i) if the Designated CMT Telerate Page is 7055, such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as set forth in the applicable Pricing Supplement, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Index Maturity as published in the relevant H.15(519).

If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Index Maturity (or other United States Treasury rate for the Index Maturity) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the CMT Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

      "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

Form and Denominations

      The Notes will be issuable in bearer form ("Bearer Notes"), with coupons attached, except for Zero-Coupon Notes, and in registered form ("Registered Notes"), without coupons. Unless otherwise specified in the applicable Pricing Supplement, Bearer Notes and Registered Notes, in each case other than Foreign Currency Notes, will be issuable in denominations of U.S. $50,000 and any integral multiple of U.S. $1,000 in excess thereof. With respect to denominations of Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes" below. The Notes will be subject to a minimum purchase requirement, as described on page S-2 of this Prospectus Supplement.

      All Notes purchased on original issuance by or on behalf of a United States person (as defined below), other than a Qualifying Foreign Branch of a U.S. Financial Institution (as defined below), will be issued only in fully registered form and will be delivered to such purchaser, in any authorized denomination, in a minimum aggregate principal amount of U.S. $50,000 (or, in the case of a Foreign Currency Note, the equivalent thereof at the Market Exchange Rate on the Trade Date for the Note in the Specified Currency), on the settlement date for the purchase of such Notes. In addition, Registered Notes, in any authorized denomination and in a minimum aggregate principal amount of U.S. $50,000 (or, in the case of a Foreign Currency Note, the equivalent thereof at the Market Exchange Rate on the Trade Date for the Note in the Specified Currency), will be delivered on the settlement date for the purchase of such Notes to any other purchaser who so requests at the time of offering to purchase such Notes and provides the information necessary to issue Registered Notes. Any Notes purchased by or on behalf of a United States person which is a Qualifying Foreign Branch of a U.S. Financial Institution will not be required to be delivered to such purchaser in fully registered form on the settlement date for such Notes if, at the time of offering to purchase such Notes, such purchaser orally represents to the soliciting Agent that it is a Qualifying Foreign Branch of a U.S. Financial Institution and orally agrees with such Agent that it will provide the required certification described below. "United States" means the United States of America (including the States and the District of Columbia). "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source. "Qualifying Foreign Branch of a U.S. Financial Institution" means a branch of a United States financial institution (as defined in Treasury Regulations Section 1.165-12(c)(1)(v)) located outside the United States that has agreed to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder (the "Code").

      Except as provided in the preceding paragraph, all Notes, other than Zero-Coupon Notes, of the same Issue, will be represented initially by a temporary global Note, without interest coupons, which will be deposited with a common depositary in London for Euroclear and Cedel for the accounts of the subscribers of the Notes on the related settlement date. Upon deposit of each temporary global Note, Euroclear or Cedel, as the case may be, will credit each subscriber with a principal amount of Notes equal to the principal amount thereof for which it has subscribed and paid, which in any event shall not be less than U.S. $50,000 (or, in the case of a Foreign Currency Note, the equivalent thereof at the Market Exchange Rate on the Trade Date for the Note in the Specified Currency). For any issue of Notes, the interests of the beneficial owner or owners in a temporary global Note of such Issue will be exchangeable, at the option of the beneficial owner or owners of interests in such temporary global Note, commencing 45 days after the Issue Date for the Notes represented thereby for either definitive Registered Notes or definitive Bearer Notes representing in the aggregate all the Notes of the same Issue, in each case of like tenor and of an equal aggregate principal amount and in any authorized denomination (provided that in either case notice of exercise of such option is given to the Security Registrar through Euroclear or Cedel on the related settlement date), or, if specified in the applicable Pricing Supplement, for interests in a permanent global Note, without interest coupons, representing in the aggregate all the Notes of the same Issue, each such permanent global Note representing an equal aggregate principal amount of Notes of the same Issue. An exchange of interest in a temporary global Note for definitive Bearer Notes or an interest in a permanent global Note will be made only upon written certification, in the form required by the applicable Indenture, that (a) such
Note is owned by a person (other than a financial institution for purposes of resale during the restricted period) who is not a United States person; (b) such
Note is owned by a United States person (other than a financial institution for purposes of resale during the restricted period) who is (i) a foreign branch of a United States financial institution or (ii) a United States person who acquired such Note through the foreign branch of a United States financial institution and who for purposes of this certification holds such Note through such financial institution on the date of certification and, in either case, such United States financial institution provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code; or (c) such Note is owned by a financial institution for purposes of resale and such financial institution certifies that it has not acquired such Note for purposes of resale (during the restricted period) directly or indirectly to a United States person or to a person within the United States or its possessions. See "Description of Notes--Temporary Global Notes" and "Limitations on Issuance of Euro-Notes" in the accompanying Prospectus.

      If an Issue of Notes represented by a temporary global Note is exchangeable only for a permanent global Note, the interests of the beneficial owners in the temporary global Note representing all the Notes of such Issue will be exchangeable, commencing 45 days after the Issue Date thereof, only for interests in a permanent global Note, without interest coupons, representing the aggregate principal amount of Notes of such Issue (each, a "Permanent Global Note").

      A beneficial owner of an interest in a Permanent Global Note may elect, upon not less than 60 days written notice to the London office of the Security Registrar and the London office of the Common Depositary given through Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear and Cedel, to exchange its interest in such Permanent Global Note for one or more definitive Bearer Notes or definitive Registered Notes, in each case of like tenor and of an equal aggregate principal amount and in any authorized denomination. In the event that any beneficial owner of an interest in a Permanent Global Note elects to exchange its interest therein for Notes in definitive form, such beneficial owner's interest in such Permanent Global Note will be exchanged for Notes in the definitive form selected by such beneficial owner and the balance, if any, of the interests in such Permanent Global Note will be exchanged in full only for Notes in definitive bearer form.

      Upon expiration of the applicable 60 day notice period, the Common Depositary shall surrender the related Permanent Global Note to the Security Registrar in exchange for one or more definitive Bearer Notes, definitive Registered Notes or a combination thereof, as the case may be, in an aggregate principal amount equal to that of the surrendered Permanent Global Note. Subsequent to an exchange of a Permanent Global Note for Notes in definitive form, owners of interests in such Permanent

Global Note may obtain Notes evidencing such owner's interest therein, in each case of like tenor and of an equal aggregate principal amount and in any authorized denomination, from Euroclear or Cedel.

      If an Issue of Notes represented by a temporary global Note is exchangeable only for Notes in definitive form, the interests of the beneficial owners in such temporary global Note will be exchangeable, commencing 45 days after the date of issuance thereof, for one or more definitive Registered Notes, definitive Bearer Notes, or a combination thereof, in each case, of like tenor and in an aggregate principal amount equal to that of the temporary global Note to be exchanged and in any authorized denomination, provided that each such owner of a beneficial interest in such temporary global Note provides written notice of its election to receive such definitive Registered Notes or definitive Bearer Notes, or a combination thereof, as the case may be, to the London office of the Security Registrar and the London office of the Common Depositary given through Euroclear or Cedel on or before the related Issue Date. In the absence of any such written request, Citicorp may elect, at its option, to exchange any such interest in such temporary global Note for one or more definitive Registered Notes or definitive Bearer Notes.

      An exchange of an interest in a temporary global Note for an interest in a permanent global Note or for definitive Bearer Notes will be made only upon written certification in the form required under the applicable Indenture as described under "Description of Notes--Form and Denominations" in the accompanying Prospectus.

      Except as provided in the seventh preceding paragraph, all Zero-Coupon Notes of the same Issue will be represented initially by a permanent global Note, without interest coupons, which will be deposited with a common depositary in London for Euroclear and Cedel for the accounts of the subscribers of the Notes on the related settlement date, but only upon written certification, in the form required by the applicable Indenture, as described in the sixth preceding paragraph. Upon deposit of each such permanent global Note, Euroclear or Cedel, as the case may be, will credit each subscriber with a principal amount of Notes equal to the principal amount thereof for which it has subscribed and paid, which in any event shall not be less than U.S. $50,000 (or, in the case of a Foreign Currency Note, the equivalent thereof at the Market Exchange Rate on the Trade Date for the Note in the Specified Currency).

      A beneficial owner having an interest in a temporary global Note must exchange its share of such temporary global Note for definitive Notes or an interest in a permanent global Note before interest can be collected, except as described under "Payment and Paying Agents" below.

      The depositary with whom a temporary global Note or a permanent global
Note is deposited, and not the owners of beneficial interests therein, will be considered the Holders thereof under the applicable Indenture.

Payment and Paying Agents

      Each temporary global Note will provide that interest on any portion thereof payable on an Interest Payment Date prior to the issuance of definitive Notes or of a permanent global Note will be paid to the common depositary for each of Euroclear and Cedel, as bearer of such Note, with respect to the portion of such temporary global Note held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary global Note to the respective accounts of the Persons who are the beneficial owners of such temporary global Note on such Interest Payment Date, but only upon receipt in each case of written certification to the effect described under "Description of Notes--Temporary Global Notes" in the accompanying Prospectus. Any interest so received by Euroclear and Cedel and not so paid shall be returned to the Trustee or the applicable Paying Agent immediately prior to the expiration of two years after such Interest Payment Date in order to be repaid to Citicorp. If such Interest Payment Date occurs on or after the Exchange Date, an exchange for a permanent global Note will be effected on such Interest Payment Date of the portion of the temporary global Note relating to such certification, in the absence of specific instructions to the contrary.

      Each permanent global Note will provide that principal represented thereby and any premium and interest in respect thereof payable on any Interest Payment Date or at Maturity will be paid to the common depositary for each of Euroclear and Cedel, as bearer of such Note, with respect to that portion of such permanent global Note held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such principal, premium and interest received by it in respect of a permanent global Note to the respective accounts of the Persons who are the beneficial owners of such permanent global Note on such Interest Payment Date or at Maturity, as the case may be. If a Registered
Note is issued in exchange for any portion of a permanent global Note after the close of business at the office or agency where such exchange occurs on any Regular Record Date or on any Special Record Date, as the case may be, interest or Defaulted Interest, as the case may be, will be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Note, only to Euroclear and Cedel, and Euroclear and Cedel will undertake in such circumstances to credit such interest to the account of the Person who was the beneficial owner of such portion of such permanent global Note on such Regular Record Date or Special Record Date, as the case may be. Payment of principal and any premium and interest payable at Maturity in respect of any permanent global Note will be made to the common depositary for Euroclear and Cedel, as bearer of such Note, in immediately available funds.

      Except as set forth above, interest on definitive Bearer Notes will be paid to the bearer of the coupon for a particular Interest Payment Date upon presentation of the applicable coupon and at Maturity upon surrender of the definitive Bearer Note to a Paying Agent located, except as otherwise provided under "Description of Notes--Payment and Paying Agents" in the accompanying Prospectus, outside the United States and its possessions. Payment of interest (other than interest payable at Maturity) on Bearer Notes denominated in U.S. dollars will be made by check or, if requested in writing by the bearer of the coupon, by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions.

      Interest on Registered Notes will be payable generally to the Person in whose name such Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. The first payment of interest on any Registered Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the date of original issuance of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date. Payment of interest (other than interest payable at Maturity) on Registered Notes denominated in U.S. dollars will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

      Payments of principal of and any premium and interest payable at Maturity on definitive Registered Notes denominated in U.S. dollars will be made in immediately available funds at the office of any Paying Agent, and payments of principal of and any premium and interest payable at Maturity on definitive Bearer Notes denominated in U.S. dollars will be made in immediately available funds at the office of any Paying Agent located, except as otherwise provided under "Description of Notes--Payment and Paying Agents" in the accompanying Prospectus, outside the United States and its possessions, provided that in each case the Note is presented to such Paying Agent in time for such Paying Agent to make such payments in such funds in accordance with its normal procedures.

      With respect to payments on Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payment" and "Special Provisions Relating to Foreign Currency Notes--European Currency Unit" herein.

      Citicorp has initially designated Citibank, acting through its principal office in London, England, and Citibank (Luxembourg) S.A., acting through its principal office in Luxembourg, as its Paying Agents for the Notes outside the United States, and Citibank, acting through its principal corporate trust office, as its Paying Agent for the Notes in the Borough of Manhattan, The City of New York (each such location a "Place of Payment"). So long as any of the Notes are listed on the Stock Exchange, Citicorp will maintain a Paying Agent in Luxembourg for such Notes. See "Description of Notes--Payment and Paying Agents" in the accompanying Prospectus.

Transfer Agents

      Citicorp has initially designated Citibank, acting through its principal corporate trust office, as its transfer agent for the Notes in the Borough of Manhattan, The City of New York, and Citibank, acting through its principal office in London, England, as its transfer agent for the Notes outside the United States. So long as any of the Notes are listed on the Stock Exchange, Citibank (Luxembourg) S.A., acting through its principal office in Luxembourg, will act as a transfer agent for such Notes. See "Description of Notes--Form, Exchange, Registration and Transfer" in the accompanying Prospectus.

Redemption and Sinking Funds

      The Notes will be redeemable prior to their Stated Maturity in the event of certain changes involving United States taxes or the imposition of certain information reporting requirements, as described below. The provisions described in the accompanying Prospectus under "Description of Notes--Assumption of Obligations" will apply to the Notes in the event of any such change or imposition. In addition, the applicable Pricing Supplement will indicate either that a Note cannot otherwise be redeemed prior to its Stated Maturity or that a Note will also be redeemable at the option of Citicorp on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the applicable Pricing Supplement will indicate whether Citicorp will be obligated to redeem or purchase a Note pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof. If Citicorp will be so obligated, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation.

      Any Issue of Notes may be redeemed, as a whole but not in part, at the option of Citicorp, upon not less than 30 nor more than 60 days' prior notice as described under "Description of Notes--Notices" in the accompanying Prospectus (which notice shall be irrevocable), at a Redemption Price equal to, in the case of an Issue of Notes other than Original Issue Discount Notes and Indexed Notes, 100% of their principal amount, or, in the case of an Issue of Original Issue Discount Notes and Indexed Notes, the amount specified in or calculated in accordance with the terms of such Notes, together with any interest accrued to the date fixed for redemption, if, as a result of any amendment to, or change in, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official position regarding the application or interpretation of such laws, regulations or rulings, which amendment or change is effective on or after the date hereof, Citicorp will become obligated to pay additional amounts (as described under "Payment of Additional Amounts" below) on, in the case of an Issue of Notes other than Zero-Coupon Notes, the next succeeding Interest Payment Date, or, in the case of Zero-Coupon Notes, at Maturity or upon the sale or exchange of any such Note, provided that such obligation to pay additional amounts cannot be avoided by the use of reasonable measures available to Citicorp; provided, however, that in the opinion of Citicorp, which opinion shall be rendered in good faith, such measures need not be used if they have or will have a material adverse impact on the conduct of its business; and provided further, however, that (a) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which Citicorp would be obligated to pay such additional amounts were a payment in respect of an Issue of Notes, other than Zero-Coupon Notes, then due, or, in the case of Zero-Coupon Notes, were a payment in respect of such Notes then due or were a sale or exchange of any such Note then made, and (b) at the time such notice of redemption is given, such obligation to pay such additional amounts remains in effect. Immediately prior to the giving of any notice of redemption pursuant to this paragraph, Citicorp shall deliver to the Trustee a certificate stating that Citicorp is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of Citicorp so to redeem have occurred and an opinion of the Corporate Tax Division of Citicorp to such effect based on such statement of facts.

      In addition, if Citicorp determines that any payment made outside the United States by Citicorp or any of its Paying Agents of the full amount of principal or any premium or interest due with respect to any Bearer Note or coupon would, under any present or future laws or regulations of the United States affecting taxation or otherwise, be subject to any certification, information, documentation or other reporting requirement of any kind, the effect of which requirement is the disclosure to Citicorp, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Note or coupon who is a United States Alien (as defined below under "Payment of Additional Amounts") (other than such a requirement (a) which would not be applicable to a payment made by Citicorp or any one of its Paying Agents (i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, or (b) which can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is a United States Alien, provided, in each case referred to in clauses (a)(ii) and (b) that payment by such custodian, nominee or other agent of such beneficial owner is not otherwise subject to any such requirement or (c) would not be applicable to a payment made to any other Paying Agent in Western Europe), Citicorp at its election will either (x)(i) redeem an Issue of Notes (other than Zero-Coupon Notes), as a whole but not in part, upon not less than 30 nor more than 60 days' prior notice as described under "Description of Notes--Notices" in the accompanying Prospectus, at a Redemption Price equal to, in the case of an Issue of Notes other than Original Issue Discount Notes and Indexed Notes, 100% of their principal amount, or, in the case of Original Issue Discount Notes and Indexed Notes, the amount specified in or calculated in accordance with the terms of such Notes, together with interest accrued to the date fixed for redemption, or (ii) permit any Holders of an Issue of Zero-Coupon Notes to present such Notes for redemption within 90 days of notice of such redemption for the amount specified in the terms of such Notes, provided that if any such Holder fails to present its Note for redemption, such Holder will not be entitled to any additional amounts, or (y) if and so long as the conditions of the third paragraph under "Payment of Additional Amounts" below are satisfied, pay the additional amounts specified in such paragraph. Citicorp will make such determination and election and notify the Trustee thereof as soon as practicable, and the Trustee will promptly give notice of such determination in the manner described under "Description of Notes--Notices" in the accompanying Prospectus (the "Determination Notice"), in each case stating the effective date of such certification, information, documentation or other reporting requirement, whether Citicorp will redeem the relevant Notes or will pay the additional amounts specified in such paragraph and (if applicable) the last date by which the redemption of the relevant Notes must take place. If Citicorp elects to redeem the relevant Notes pursuant to clause (x)(i) above, such redemption shall take place on such date, not later than one year after publication of the Determination Notice, as Citicorp elects by notice to the Trustee at least 75 days before such date, unless shorter notice is acceptable to the Trustee. Upon receipt of notice from Citicorp of the redemption date, the Trustee shall cause notice of such date to be given as provided under "Description of Notes--Notices" in the accompanying Prospectus. If Citicorp elects to permit redemption of the relevant Notes pursuant to clause
(x)(ii) above, notice of the redemption will be given not more than 268 days following the Determination Notice and will specify the date fixed for redemption, and the relevant Notes will be redeemed on the day 97 days after notice of the redemption has been given. Notwithstanding the foregoing, Citicorp will not so redeem the relevant Notes or permit redemption of the relevant Notes, as the case may be, if Citicorp subsequently determines, not less than 30 days prior to the date fixed for redemption, that subsequent payments on such Notes would not be subject to any such requirement, in which case Citicorp will promptly notify the Trustee, which will promptly give notice of that determination in the manner described under "Description of Notes--Notices" in the accompanying Prospectus, and any earlier redemption notice will thereupon be revoked and of no further effect. If Citicorp elects as provided in clause (y) above to pay additional amounts, and as long as Citicorp is obligated to pay such additional amounts, Citicorp may subsequently redeem the relevant Notes (other than Zero-Coupon Notes) at any time, as a whole but not in part, upon not less than 30 nor more than 60 days' prior notice given in the manner described under "Description of Notes--Notices" in the accompanying Prospectus, at a Redemption Price equal to 100% of their principal amount, or, in the case of Original Issue Discount Notes (other than Zero-Coupon Notes) and Indexed Notes, the amount specified in or calculated in accordance with the terms of such Notes, together with interest accrued to the date fixed for redemption, including any additional amounts required to be paid but without reduction for applicable United States withholding taxes.

Payment of Additional Amounts

      Citicorp will pay to the Holder of any Note or any coupon appertaining thereto who is a United States Alien (as defined below) such additional amounts as may be necessary in order that, in the case of a Note other than a Zero-Coupon Note, every net payment of the principal of and any premium and interest on such Note or, in the case of a Zero-Coupon Note, (i) the net payment of principal of and interest on overdue principal, if any, on such Note and (ii) the net proceeds from the sale or exchange of such Note, to the extent of the issue price plus accrued but unpaid original issue discount, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority thereof or therein upon or as a result of such payment or as a result of such sale or exchange, as the case may be, will not be less than the amount provided for in such Note or in such coupon to be then due and payable, or, in the case of a sale or exchange, the amount of the net proceeds from the sale or exchange before any such tax, assessment or other governmental charge; provided, however, that Citicorp shall not be required to make any payment of additional amounts for or on account of:

      (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation by a Holder of a Note or any coupon appertaining thereto for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

      (b) any estate, inheritance, gift, sales, transfer, personal property tax or similar tax, assessment or other governmental charge;

      (c) any tax, assessment or other governmental charge imposed by reason of
(i) such Holder's past or present status as a personal holding company, a foreign personal holding company, a passive foreign investment company with respect to the United States or a corporation which accumulates earnings to avoid United States federal income tax; or (ii) any Note or coupon (or portion thereof) being considered to be an extension of credit made by a bank pursuant to a loan agreement entered into in the ordinary course of the bank's trade or business;

      (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments of principal of, or any premium or interest (including interest on overdue principal, if any) on, the Notes, other than

Zero-Coupon Notes or, in the case of Zero-Coupon Notes, from payments of principal of or any premium or interest on overdue principal of such Notes or from payments from the proceeds of a sale or exchange of such Notes;

      (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or any premium or interest on, the Notes, if such payment can be made without such withholding by any of the other Paying Agents in western Europe;

      (f) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the Holder or beneficial owner of the Notes or any coupon appertaining thereto, if such compliance is required by statute or by regulation of the United States Treasury Department as a pre-condition to relief or exemption from such tax, assessment or other governmental charge;

      (g) in the case of Notes other than Zero-Coupon Notes, any tax, assessment or other governmental charge imposed on interest received by (and in the case of Zero-Coupon Notes, any tax, assessment or other governmental charge imposed by reason of such Holder's past or present status as), (i) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code, and the regulations that may be promulgated thereunder) of Citicorp, or (ii) a controlled foreign corporation, within the meaning of the Code, that is related to Citicorp through stock ownership; or

      (h) any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will additional amounts be paid with respect to any payment of principal of and any premium or interest on a Note, other than a Zero-Coupon Note (or, in the case of a Zero-Coupon Note, any payment of principal of or any interest on overdue principal of, or of the proceeds of any sale or exchange of, any such
Note) to any Holder that is a United States Alien that is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settler with respect to such fiduciary, a member of such partnership or the beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note or any coupon appertaining thereto.

      "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of the members is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of a Note.

      Notwithstanding the foregoing, if and so long as a certification, information, documentation or other reporting requirement with respect to any and all Notes referred to in the last paragraph under "Redemption and Sinking Funds" above would be fully satisfied by payment of a withholding tax, backup withholding tax or similar charge, Citicorp may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply in lieu of the provisions of such paragraph. In such event, Citicorp will pay as additional amounts with respect to any Note Citicorp determines to be subject to such requirement such amounts as may be necessary so that every net payment made following the effective date of such requirement outside the United States by Citicorp or any of its Paying Agents of principal of or any premium or interest due in respect of any Bearer Note or any coupon appertaining thereto of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to Citicorp, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which (a) would not be applicable to a payment made to a custodian, nominee or other agent of the beneficial owner or which can be satisfied by such a custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided, however, in each case that payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any requirement referred to in this paragraph, (b) is applicable only to payment by a custodian, nominee or other agent of the beneficial owner to such beneficial owner, (c) would not be applicable to a payment made by any other Paying Agent of Citicorp in Western Europe, or (d) is imposed as a result of presentation of such Bearer Note or coupon for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Bearer Note or coupon to be then due and payable.

Publication of Notices

      Citicorp currently expects to publish notices to Holders of Bearer Notes in The Wall Street Journal, the Financial Times and the Luxembourg Wort. So long as any of the Notes are listed on the Stock Exchange, notices to Holders of, or owners of beneficial interests in, Bearer Notes will be published in Luxembourg.


              SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES
General

      The following provisions, which apply to Foreign Currency Notes, supplement the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement. For a description of certain risks associated with Foreign Currency Notes, see "Foreign Currency Risks" below.

      The authorized denominations for particular Foreign Currency Notes will be indicated in the applicable Pricing Supplement.

      Specific information pertaining to the Specified Currency in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the Specified Currency and any exchange controls, will be described in the applicable Pricing Supplement. See "Foreign Currency Risks--Exchange Rates and Exchange Controls" below.

      Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency.

Payment

      Unless otherwise specified in the applicable Pricing Supplement, the principal of and any premium and interest on Foreign Currency Notes are payable by Citicorp in the Specified Currency. Principal of and any premium and interest on Foreign Currency Notes that are Bearer Notes will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for principal of and any premium and interest on Bearer Notes generally, except that all such payments will be made by wire transfer or check upon presentation of the applicable coupon or surrender of the definitive Bearer Note, as the case may be. Principal of and any premium and interest on Foreign Currency Notes that are Registered Notes will also be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for principal of and any premium and interest on Registered Notes generally, except that all such payments will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. All checks payable in a Specified Currency for purposes of payment of principal of and any premium and interest on Foreign Currency Notes will be drawn on a bank located outside the United States. See "Description of Notes--Payment and Paying Agents" above.

      If a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note, other than Foreign Currency Notes denominated in ECUs due to the imposition of exchange controls or other circumstances beyond the control of Citicorp or is no longer used by the government of the country issuing such Specified Currency or for the settlement of transactions by public institutions of or within the international banking community, Citicorp will be entitled to satisfy its obligations to Holders of such Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate two Market Days prior to the date of such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "European Currency Unit" for a description of the manner in which Citicorp may satisfy its obligations to Holders of Foreign Currency Notes denominated in ECUs in the event the ECU is unavailable or is not used. See "Foreign Currency Risks--Exchange Rates and Exchange Controls" below.

      The "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York.

European Currency Unit

      Value of the ECU. Subject to the provisions of "Payment Currency" below, with respect to Foreign Currency Notes denominated in ECUs, "ECU" shall mean at any time an amount equal in value to one European Currency Unit and "European

Currency Unit" denotes the unit of account that is from time to time used in the European Monetary System ("EMS") and which is, at the date of this Prospectus Supplement, valued on the basis of specified amounts of the currencies of twelve of the member countries of the European Community ("EC") as shown below.

      Pursuant to Council Regulation (EEC) No. 3320/94 of December 22, 1994, the ECU is at the date of this Prospectus Supplement defined as the sum of the following amounts of the following components:

          0.6242       German marks           1.393        Portuguese escudos
          1.332        French francs          3.301        Belgian francs
          0.08784      Pounds sterling        0.130        Luxembourg francs
          151.8        Italian lire           0.1976       Danish kroner
          0.2198       Dutch guilders         0.008552     Irish pounds
          6.885        Spanish pesetas        1.440        Greek drachmas

Such amounts and/or components may be changed by the EC, in which event the basis of valuation of the ECU will change accordingly.

      Payment Currency. With respect to each due date for the payment of principal of or any premium or interest on Foreign Currency Notes denominated in ECUs on which the ECU is unavailable or is not used in the EMS, Citicorp shall, without liability on its part, satisfy its obligations to Holders of such Notes by choosing a component currency (the "chosen currency") of the ECU in which all payments due on such due date shall be made, the amount of each such payment to be computed on the basis of the equivalent of the ECU in the chosen currency determined as described below, as of the fourth Market Day prior to the date on which such payment is due; provided, however, that on the first Market Day on which the ECU is unavailable or is not used in the EMS, Citicorp shall, without liability on its part, select a chosen currency in which all payments with respect to Foreign Currency Notes denominated in ECUs due but unpaid are to be made, computed on the basis of the equivalent of the ECU in that currency determined as described below, as of such first Market Day.

      The equivalent of the ECU in the chosen currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Stock Exchange on the following basis. The component currencies of the ECU for this purpose shall be the currency amounts that were components of the ECU as of the last date on or before the Day of Valuation on which the ECU was available or used in the EMS. The equivalent of the ECU in the chosen currency shall be calculated by, first, aggregating the U.S. dollar equivalent of the components, and then, using the rate used for determining the U.S. dollar equivalent of the chosen currency component as set forth below, calculating the equivalent in the chosen currency of such aggregate amount in U.S. dollars. The U.S. dollar equivalent of each of the components shall be determined by, or on behalf of, the Stock Exchange on the basis of the middle spot delivery quotations prevailing at 2:30 P.M. (Luxembourg time) on the Day of Valuation, as obtained by, or on behalf of, the Stock Exchange from one or more major banks, selected by Citicorp, located in the country of issue of the relevant component currency.

      If for any reason no direct quotations are available for a component as of a Day of Valuation from any of the banks selected by Citicorp for such purpose as described above, the most recent direct quotations for such component obtained by, or on behalf of, the Stock Exchange shall be used in computing the U.S. dollar equivalent of such component on such Day of Valuation; provided, however, that such direct quotations may be used only if they were prevailing in the country of issue of the relevant component currency not more than two Market Days prior to such Day of Valuation. The Stock Exchange shall determine the U.S. dollar equivalent of such component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Luxembourg time, on such Day of Valuation, as obtained by, or on behalf of, the Stock Exchange from one or more major banks, as selected by Citicorp, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, within such period of two Market Days, the Stock Exchange shall determine the U.S. dollar equivalent of such component on the basis of such cross rates if Citicorp determines that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated on the basis of such most recent direct quotations. If there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a non-resident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

      If the official unit of any component currency is altered by way of combination or subdivision, the number of units of such currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of such consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies the amount of such currency as a component shall be replaced by amounts of such two or more currencies, each of which shall be equal to the amount of such former component currency divided by the number of currencies into which such component currency was divided.

      All determinations made by, or on behalf of, the Stock Exchange or Citicorp as described above shall be at their sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on all Holders of Foreign Currency Notes denominated in ECUs.

      Under Article 109G of the Treaty establishing the European Communities (the "Treaty of Rome"), as amended by the Treaty of European Communities (the "Maastricht Treaty" and together with the Treaty of Rome, the "Treaty"), the currency composition of the ECU may not be changed. The treaty contemplates that European monetary union will occur in three stages, the second of which began on January 1, 1994 with the entry into force of the Maastricht Treaty. The Treaty provides that, at the start of the third stage of European monetary union, the value of the ECU as against the currencies of the member states participating in the third stage will be irrevocably fixed, and the ECU will become a currency in its own right. In contemplation of that third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of that currency will be the Euro and that, in accordance with the Treaty, substitution of the Euro for the ECU will be at the rate of one Euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of instruments denominated in ECU will be made in Euro at the rate then established in accordance with the Treaty. See also "European Monetary Union" below.

European Monetary Union

      The Treaty provides that the Euro will replace some or all of the currencies of the member states of the EC. The third stage of the process of European monetary union is currently scheduled to begin in 1999 by irrevocably fixing the value of the national currencies of participating member states against the Euro and to be completed in 2002 by the withdrawal from legal tender of such national currencies. As of the date hereof, there can be no assurance as to whether European monetary union, as described above, will occur, whether the current schedule will be adhered to, which EC member states will participate or how European monetary union may affect the value of or the rights of holders of Notes issued prior to the completion of European monetary union.

      In July 1997, the General Obligations Law of the State of New York was amended to provide that, subject to any agreement otherwise made between the parties to a contract, security or instrument governed by New York law, (a) if a currency of payment for any such contract, security or instrument is the ECU or a currency that is substituted or replaced by the Euro, payments on such contract, security or instrument may instead be tendered in Euro at the conversion rate specified in, and otherwise calculated in accordance with, regulations adopted by the Council of the European Union, (b) payments on such contract, security or instrument may also be made in the currency or currencies originally designated in the contract, security or instrument so long as such currency or currencies remain legal tender and (c) the introduction of the Euro and the making of payments under a contract, security or instrument in accordance with the foregoing provisions will not have the effect of discharging or excusing performance under any such contract, security or instrument, or give a party the right to unilaterally alter or terminate any such contract, security or instrument.

      The applicable Pricing Supplement relating to an issue of Notes denominated in a national currency of one of the member states of the EC will specify any relevant provisions with respect to the redenomination of such Notes or any payments to be made thereunder.

                             FOREIGN CURRENCY RISKS

General

      PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY NOTES OR INDEXED NOTES INDEXED TO A FOREIGN CURRENCY OR CURRENCY UNIT OTHER THAN THE PURCHASER'S HOME CURRENCY. FOREIGN

CURRENCY NOTES OR INDEXED NOTES INDEXED TO A FOREIGN CURRENCY OR CURRENCY UNIT ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

Exchange Rates and Exchange Controls

      An investment in a Foreign Currency Note having a Specified Currency other than the currency of the country in which a purchaser is resident or the currency (including ECU and any other such composite currency) in which a purchaser conducts its business or activities (the "home currency"), or Indexed Notes indexed to a currency or currency unit other than the purchaser's home currency, entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and such Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies over which Citicorp has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the relevant home currency would result in a decrease in the effective yield of such Note below its specified rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

      Governments have from time to time imposed exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Note's Maturity. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at such Note's Maturity due to other circumstances beyond the control of Citicorp. See "Special Provisions Relating to Foreign Currency Notes--Payment" above.

 Judgments

      In the event an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. The Notes will be governed by, and construed in accordance with, the laws of the State of New York. Under Section 27 of the New York Judiciary Law, a state court sitting in the State of New York would be required to render a judgment on the Foreign Currency Notes in the applicable Specified Currency. Such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.


                             UNITED STATES TAXATION

      The following is a summary of the principal United States federal income tax consequences of the ownership and disposition of Notes by United States Alien Holders (as defined below). Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

      (a) payments of principal (including any OlD) and any premium and interest on the Notes by Citicorp or any of its Paying Agents to any United States Alien Holder will not be subject to United States federal withholding tax, provided that in the case of interest or OlD, (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citicorp entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related to Citicorp through stock ownership,(3) if the Note is a Registered Note (including such Notes which were received in exchange for Bearer Notes), either (i) the beneficial owner of the Notes certifies to Citicorp or its agent, under penalties of perjury, that he is not a United States person (as defined under "Limitations on Issuance of Euro-Notes") and provides his name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to Citicorp or its Paying Agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; and (4) the beneficial owner is not a bank as to which the Note or coupon (or any portion thereof) is considered to be an extension of credit made by the bank pursuant to a loan agreement entered into in the ordinary course of the bank's trade or business;

      (b) a United States Alien Holder will not be subject to United States federal withholding tax on gain realized on the sale, exchange or redemption of a Note; and

      (c) a Note or coupon held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if, at the time of such death, the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citicorp entitled to vote and the income on the Notes would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

      As used herein, a "United States Alien Holder" is a Holder who is a United States Alien (as defined below). As used herein, a "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of the members is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of a Note.

Backup Withholding and Information Reporting

      Payments of principal (including OlD, if any) and any premium and interest made within the United States by Citicorp or any of its Paying Agents are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting and backup withholding do not apply to payments of principal (including OlD, if any) and any premium and interest made outside the United States by Citicorp or a Paying Agent on a Bearer Note or coupon, or to payments made on a Registered Note (including such Notes which were received in exchange for Bearer Notes) if the certification described in clause (a)(3) above is received, provided, in each case, that the payor does not have actual knowledge that the holder is a United States person. In addition, if payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Bearer Note or coupon, such custodian, nominee or other agent will not be required to deduct backup withholding from payments made to such owner. However, if the custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will be required with respect to payments made to such owner unless such custodian, nominee or other agent has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption.

      Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will apply to such payments unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                          PLAN OF DISTRIBUTION OF NOTES

      Unless otherwise specified in the applicable Pricing Supplement, the Agents will be Bear, Stearns International Limited, Citibank International plc, Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited, PaineWebber International (U.K.) Ltd., Salomon Brothers International Limited, Sanwa International plc and Yamaichi International (Europe) Limited. Under the terms of the amended and restated selling agent agreement dated as of January 26, 1995, as amended, between Citicorp and the Agents named above other than Sanwa International plc and Yamaichi International (Europe) Limited, the selling agent agreement dated as of June 6, 1995, as amended, between Citicorp and Yamaichi International (Europe) Limited and the selling agent agreement dated as of June 8, 1995, as amended, between Citicorp and Sanwa International plc (collectively, the "Euro Selling Agent Agreements"), the Notes may be offered on a continuing basis by Citicorp through the Agents, each of which has agreed to use reasonable best efforts to solicit offers to purchase the Notes.

Citicorp will pay each Agent a commission (or grant a discount) ranging from
 .125% to 3.00% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent. Citicorp has reserved the right to sell Notes directly to investors on its own behalf and to enter into agreements similar to the Euro Selling Agent Agreements with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citicorp. Citicorp will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to Citicorp, to reject any offer to purchase Notes received by it, in whole or in part. Citicorp also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. The Agents may sell to or through dealers who may resell to investors. The Agents may pay all or part of their discount or commission to such dealers. The offering price and the other selling terms for such resales may from time to time be varied by such Agent.

      Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes, other than Foreign Currency Notes, will be required to be made in funds immediately available in The City of New York. With respect to payment of the purchase price of Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--General" above.

      Each Agent has agreed in a Euro Selling Agent Agreement that it will not, as principal or agent, offer, sell or deliver, directly or indirectly, any Notes, however acquired, in the United States and its possessions and has also agreed to observe the restrictions of offering, sale and delivery of Notes, and to deliver the covenants, described under "Limitations on Issuance of Euro-Notes" in the accompanying Prospectus. Each Agent has further agreed in a Euro Selling Agent Agreement that (i) in relation to Notes that have a maturity of one year or more, it has not offered or sold and, prior to the expiration of the period of six months from each Issue Date for the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 (the "Act") with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

      The Agents may be deemed to be "underwriters" within the meaning of the United States Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions received by them from Citicorp and any profit realized by them on sale or resale of the Notes may be deemed to be underwriting discounts and commissions under the Securities Act. Citicorp has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Securities Act. Citicorp has agreed to reimburse the Agents for certain expenses.

      In addition to offering Notes through the Agents as described herein, other medium-term notes (but constituting one or more separate series of notes for purposes of the applicable Indenture) are being, and may in the future continue to be, offered concurrently with the offering of the Notes, on a continuing basis in and outside the United States by Citicorp, including, without limitation, medium-term notes that have terms substantially similar to the terms of the Notes offered by Citicorp on a continuing basis in the United States pursuant to an amended and restated selling agent agreement dated as of January 26, 1995, as amended, between Citicorp and Bear, Stearns & Co. Inc., Citicorp Securities, Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Salomon Brothers Inc, Smith Barney Inc. and UBS Securities LLC, as domestic agents for Citicorp (the "Domestic Selling Agent Agreement"), and directly to investors on its own behalf. The terms of the Domestic Selling Agent Agreement are substantially similar to the terms of the Euro Selling Agent Agreements, except that the Domestic Selling Agent Agreement does not contain the selling restrictions described above. Any Notes sold pursuant to the Domestic Selling Agent Agreement, sold by Citicorp to any of such domestic agents for resale as contemplated by the Domestic Selling Agent Agreement or sold by Citicorp directly to investors will, in the case of the sale of senior notes, reduce the aggregate principal amount of Senior Notes which may be offered by this Prospectus Supplement and the Prospectus, and, in the case of the sale of subordinated notes, reduce the aggregate principal amount of Subordinated Notes which may be offered by this Prospectus Supplement and the Prospectus.

      The Agents may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Agents to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      The Agents each engage in transactions with and perform services for Citicorp in the ordinary course of business.

                              VALIDITY OF THE NOTES

      The validity of the Notes offered hereby will be passed upon for Citicorp by Stephen E. Dietz, as an Associate General Counsel of Citibank, N.A., and for the Agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. The opinions of Mr. Dietz and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by Citicorp and the applicable Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Mr. Dietz owns or has the right to acquire a number of shares of common stock of Citicorp equal to less than .01% of the outstanding common stock of Citicorp.

                               GENERAL INFORMATION

      Application has been made to list the Notes issued under Citicorp's Global Medium-Term Notes, Series D program on the Stock Exchange. In connection with the listing the Restated Certificate of Incorporation, as amended, and By-laws of Citicorp and a legal notice relating to the issuance of the Notes were deposited with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained upon request.

      The issuance and sale of the Notes have been duly authorized by resolutions adopted by the Board of Directors of Citicorp on December 20, 1988 (the "1988 Resolutions"), December 20, 1994 (the "1994 Resolutions") and December 17, 1996 (the "1996 Resolutions", and together with the 1988 Resolutions and 1994 Resolutions, the "Resolutions") and, in the case of the Senior Notes, by memoranda of approval issued pursuant to the Resolutions dated July 21, 1992, July 25, 1994, January 26, 1995 and July 18, 1995, and, in the
case of the Subordinated Notes, by memoranda of approval issued pursuant to the 1988 Resolutions and 1994 Resolutions dated September 17, 1993 and September 12, 1996.

      A copy of each Pricing Supplement relating to the Notes may be obtained from Citibank (Luxembourg) S.A., Luxembourg, and the Stock Exchange so long as any of the Notes are listed on the Stock Exchange. So long as any of the Notes are listed on the Stock Exchange, copies of the Restated Certificate of Incorporation, as amended, and By-Laws of Citicorp, the Euro Selling Agent Agreement and the Indentures will be available for inspection by Holders of the Notes at the above office of Citibank (Luxembourg) S.A. and copies of Citicorp's most recent Annual Report on Form 10-K, Financial Reviews and Forms 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein, may be obtained from the office of Citibank (Luxembourg) S.A., Luxembourg.

      In the opinion of the management of Citicorp, as of the date of this Prospectus Supplement, there is no litigation, actual or pending, which relates to Citicorp or any of its subsidiaries and to which Citicorp is a party or of which Citicorp has been notified that it will be made a party, which is material in the context of the issuance of the Notes.

      As of the date of this Prospectus Supplement, there has been no material adverse change in the financial position of Citicorp and its subsidiaries considered as a whole since the date of the latest reports filed with the United States Securities and Exchange Commission.

      Citicorp is a holding company incorporated under the laws of the State of Delaware on December 4, 1967 whose principal subsidiary is Citibank, N.A. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000.

      The Notes will be accepted for clearance through Euroclear and Cedel.

      The Pricing Supplement for each Issue of Notes will contain such of the following information as is applicable in respect of the Notes of such Issue:


a. the name(s) of the Agent(s) of the Notes and the commission to paid to such Agent(s) ;
b.    the aggregate principal amount of the Issue;
c. If the Notes of an Issue are Foreign Currency Notes, the Specified Currency, together with certain relevant information relating to such Specified Currency, including historical exchange rates and exchange controls, if any, a description of special United States federal tax consequences related to the ownership of such Foreign Currency Notes and the authorized denominations of such Foreign Currency Notes;
d. if the Notes of an Issue are to be issued in denominations other than as specified in this Prospectus Supplement, the denomination(s) of the Notes;
e.    the Issue Date of the Notes and the Stated Maturity of the Notes;
f.    the price to the public of the Notes;
g. the rate at which such Notes bear interest or the manner in which the rate of interest is to be determined;
h.    the Interest Commencement Date;
i.    the Interest Payment Dates;
j.    the Interest Determination Dates and the Calculation Dates;
k. the terms and conditions of any redemption and/or sinking fund provision applicable to an Issue;
l. the common code for Euroclear and Cedel and the relevant ISIN and, if appropriate, the relevant CUSIP number;
m. whether or not such Notes are to be listed on the Stock Exchange or any other stock exchange; and
n. details of any terms and conditions of the Notes to the extent such terms and conditions vary from the terms and conditions of the Notes as described in this Prospectus Supplement and the Prospectus, including, without limitation, details of any variation in the principal United States federal income tax consequences of the ownership and disposition of the Notes, any additional events of default relating to the Issue, any additional selling restrictions relating to the Issue and any variation in the settlement procedures that will apply to the Issue.

                            MANAGEMENT OF THE COMPANY

The Executive Officers of the Company are:

William I. Campbell..................   Executive Vice President
Paul J. Collins......................   Vice Chairman
Edward D. Horowitz...................   Executive Vice President
Thomas E. Jones......................   Executive Vice President
Charles E. Long......................   Executive Vice President and Secretary
Dionisio R. Martin...................   Executive Vice President
Robert A. McCormack..................   Executive Vice President
Victor J. Menezes....................   Executive Vice President
Lawrence R. Phillips.................   Senior Human Resources Officer
John S. Reed.........................   Chairman
William R. Rhodes....................   Vice Chairman
John J. Roche........................   Executive Vice President
H. Onno Ruding.......................   Vice Chairman
Mary Alice W. Taylor.................   Executive Vice President

The Directors of the Company are:

Alain J.  P.  Belda.........   President and Chief Operating Officer, Aluminum
                               Company of America
D. Wayne Calloway...........   Former Chairman and Chief Executive Officer,
                               PepsiCo, Inc.
Paul J. Collins.............   Vice Chairman, Citicorp
Kenneth T. Derr.............   Chairman and Chief Executive Officer, Chevron
                               Corporation
John M. Deutch..............   Institute Professor-Massachusetts Institute of
                               Technology
Reuben Mark.................   Chairman and Chief Executive Officer, Colgate-
                               Palmolive Company
Richard D. Parsons..........   President, Time-Warner, Inc.
John S. Reed................   Chairman, Citicorp
William R. Rhodes...........   Vice Chairman, Citicorp
Rozanne L. Ridgway..........   Former United States Assistant Secretary of State
                               for Europe and Canada
H. Onno Ruding..............   Vice Chairman, Citicorp
Robert B. Shapiro...........   Chairman, President and Chief Executive Officer,
                               Monsanto Company
Frank A. Shrontz............   Chairman Emeritus, The Boeing Company
Franklin A. Thomas..........   Former President, The Ford Foundation
Edgar S. Woolard, Jr........   Chairman and Chief Executive Officer, E.I. du
                               Pont de Nemours & Company

PROSPECTUS
CITICORP [LOGO]


                                  Senior Notes
                               Subordinated Notes

      This Prospectus may be used in connection with the offering of Citicorp's unsecured debt securities, which may be either senior (the "Senior Notes") or subordinated (the "Subordinated Notes" and, together with the Senior Notes, the "Notes"). The Notes may be offered, separately or together, in separate series in amounts, at prices and on terms determined at the time of sale and set forth in one or more supplements to this Prospectus (collectively, the "Prospectus Supplement"). Pursuant to the terms of the Registration Statement of which this Prospectus forms a part, Citicorp's preferred stock, common stock and other securities may also be offered under the Registration Statement.

      The Senior Notes will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be subordinate to all existing and future Senior Indebtedness (as defined herein). See "Description of Notes."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF CITICORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.



                 The date of this Prospectus is August 27, 1997

      The specific terms of each series of Notes offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, which will identify any underwriters or agents for the Notes being offered thereby and their compensation, and the public offering or purchase price.

      With respect to each series of Notes, the related Prospectus Supplement will set forth the aggregate principal amount offered, the rate and time of payment of interest, if any, the authorized denominations, the maturity, priority, premium, if any, any terms for redemption or conversion at the option of Citicorp or the holder, the currency or composite currency, if not the U.S. dollar, in which the Notes are denominated, and any mandatory or optional sinking fund or analogous provisions.

      The Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and as to any listing on a securities exchange of, the Notes covered by such Prospectus Supplement.

      The Notes may be offered by Citicorp directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If Citicorp, directly or through agents, solicits offers to purchase Notes, Citicorp reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Notes. Affiliates of Citicorp may from time to time act as agents or underwriters in connection with the sale of Notes to the extent permitted by applicable law.

      If any agent or underwriter is involved in the sale of Notes offered hereby, the name of such agent or underwriter and any applicable commissions or discounts will be set forth in, or will be calculable from, the applicable Prospectus Supplement, and the net proceeds to Citicorp from such sale will be the purchase price of such offered Notes less such commissions or discounts and other attributable issuance and distribution expenses. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and their controlling persons.

      This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions in the Notes. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      This Prospectus may not be used to consummate sales of Notes unless a Prospectus Supplement is also delivered. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Notes shall not constitute an offer in any jurisdiction of any of the other Notes covered by this Prospectus.

      FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                              AVAILABLE INFORMATION

      Citicorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning Citicorp can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section at prescribed rates. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by Citicorp pursuant to
Section 13 of the Exchange Act are incorporated as of their respective filing dates in this Prospectus by reference:

      (1) Annual Report and Form 10-K for the fiscal year ended December 31,
1996;

      (2) Financial Reviews and Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

      (3) Current Reports on Form 8-K dated January 21, 1997, April 15, 1997 and July 15, 1997.

      All reports subsequently filed by Citicorp pursuant to Sections 13(a) and
(c) of the Exchange Act, any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby (the "Securities") shall be incorporated by reference into this Prospectus and be a part hereof. Any statement contained herein or in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

      Citicorp will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Citicorp, 399 Park Avenue, New York, New York 10043, Attention: Investor Relations Department, (212) 559-2718.

                                    CITICORP

      Citicorp, whose principal subsidiary is Citibank, N.A. ("Citibank"), is a holding company incorporated under the laws of the State of Delaware on December 4, 1967. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000.

Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

Holding Company

      Citicorp is a legal entity separate and distinct from Citibank and its other subsidiaries and affiliates. There are various legal limitations on the extent to which Citicorp's bank subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

      Citicorp also derives dividends from its non-bank subsidiaries. These subsidiaries are not subject to regulatory restrictions on their payment of dividends to Citicorp, except that the approval of the Office of Thrift Supervision may be required if total dividends declared by a savings association in any calendar year exceed amounts specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

      Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

      Because Citicorp is a holding company, its rights and the rights of its creditors and stockholders, including the holders of the Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

                                 USE OF PROCEEDS

      Citicorp intends to apply the net proceeds from the sale of the Securities to its general funds to be used by its management for corporate purposes, principally to fund investments in, or extensions of credit to, banking and non-banking subsidiaries. Except as otherwise described in a Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement, although the management of Citicorp will have determined that funds should be raised at that time in anticipation of future funding requirements of the subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to Citicorp and its subsidiaries.

                        RATIOS OF INCOME TO FIXED CHARGES

      For the six months ended June 30, 1997 and fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992, Citicorp's consolidated ratios of income to fixed charges, computed as set forth below, were as follows:

                                          Six
                                         Months
                                         Ended
                                        June 30,                   Year Ended December 31,
                                        --------      -------------------------------------------------------
                                         1997         1996          1995       1994         1993         1992

Income to Fixed Charges:
  Excluding Interest on Deposits         2.84          2.69         2.31       1.76         1.44         1.24
  Including Interest on Deposits         1.50          1.48         1.42       1.31         1.18         1.09

      For purposes of computing the consolidated ratio of income to fixed charges, income represents net income, before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest paid on deposits) and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense and the interest factor included in rents.

                              DESCRIPTION OF NOTES

General

      The Senior Notes offered hereby are to be issued under an indenture dated as of September 1, 1989, as amended (the "Senior Indenture"), between Citicorp and United States Trust Company of New York, as trustee (the "Senior Trustee").

      The Subordinated Notes offered hereby are to be issued under an indenture dated as of April 1, 1991, as amended (the "Subordinated Indenture"), between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). As of November 27, 1992, the Subordinated Indenture as in effect prior to that date (the "Original Subordinated Indenture") was amended by a first supplemental indenture (the "First Supplemental Indenture"). The First Supplemental Indenture was entered into in response to an interpretation of the staff of the Board of Governors of the Federal Reserve System concerning the capital treatment of subordinated debt and amended the Original Subordinated Indenture by removing a restrictive covenant relating to liens on the stock of Citibank and by narrowing the definition of "Event of Default" to provide that the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) for Citicorp or substantially all of its property (rather than a substantial part of its property) is an Event of Default. These amendments do not apply to any series of Subordinated Notes issued prior to the execution of the First Supplemental Indenture (the "Original Subordinated Notes") and, therefore, holders of Original Subordinated Notes could be entitled to demand immediate payment of their securities upon the occurrence of certain events of bankruptcy or insolvency which would not entitle the holders of Subordinated Notes offered hereby or issued since the execution of the First Supplemental Indenture to demand such payment.

      A copy of each of the Senior Indenture and the Subordinated Indenture (each an "Indenture" and together the "Indentures") is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Indenture, including the definition therein of certain terms.

      Each Indenture provides that Notes, in addition to the Notes previously issued under such Indenture, may be issued in separate series thereunder without limitation as to aggregate principal amount, as authorized from time to time by, or pursuant to resolutions of, Citicorp's Board of Directors. (Indentures ss.301). The Notes may be issued from time to time in one or more series. The particular terms of each series of Notes offered by a Prospectus Supplement will be described in such Prospectus Supplement relating to such series.

      The Senior Notes of each series will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes of each series will be unsecured and will rank pari passu with all other unsecured and subordinated indebtedness of Citicorp other than subordinated indebtedness as to which, in the instrument creating or evidencing the same, or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to the Subordinated Notes.

      Citicorp may offer under this Prospectus series of Notes under indentures or documentation containing provisions which may differ from those included in the Indentures or any indenture or documentation applicable to other outstanding series of Citicorp indebtedness, provided that the material provisions of the indenture or documentation under which such series of Notes is issued will be described in the Prospectus Supplement relating to such series of Notes.

      The applicable Prospectus Supplement will describe the following terms of the Notes of each series: (1) the title of the Notes and whether they are Subordinated Notes or Senior Notes; (2) any limit on the aggregate principal amount of the Notes; (3) whether the Notes are to be issuable as Registered Notes or Bearer Notes (each as defined below) or both, and whether any of the Notes are to be issuable in temporary or permanent global form; (4) the price at which the Notes will be issued; (5) the date on which the Notes will mature; (6) the rate per annum at which the Notes will bear interest, if any, or the formula pursuant to which such rate will be determined, and the date from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Notes will be payable and the Regular Record Date for any interest payable on any Registered Notes on any Interest Payment Date; (8) the person to whom any interest on any Registered Note of such series will be payable, if other than the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Note of such series will be payable, if otherwise than upon presentation and surrender of coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Note on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Notes" below and the extent to which, or the manner in which, any interest payable on a permanent global Note on an Interest Payment Date will be paid; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Notes will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Notes may be presented for registration of transfer or exchange; (10) the period or periods within which and the price or prices at which the Notes may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other terms and provisions of any such optional redemption provisions; (11) the obligation, if any, of Citicorp to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period within which and the price at which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other terms and provisions of such obligation; (12) the denominations in which any Registered Notes will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which Bearer Notes will be issuable, if other than denominations of $5,000 and integral multiples thereof;
(13) the currency or currency units of payment of principal of and any premium and interest on the Notes, if other than U.S. dollars; (14) any index or formula (which may be based on the value of any currencies, commodities, securities or any group or combination thereof) used to determine the amount of payments of principal of and any premium on the Notes; (15) if applicable, the fact that the terms of the applicable Indenture described below under "Defeasance and Covenant Defeasance" will not apply to such series; (16) the application, if any, of the terms of the applicable Indenture described below under "Assumption of Obligations" to any series of Notes issuable as Bearer Notes; (17) any additional restrictive covenants included for the benefit of the holders of such Notes; (18) any additional Events of Default provided with respect to such Notes; (19) information with respect to book-entry procedures, if any; and (20) any other terms of the Notes not inconsistent with the provisions of the applicable Indenture. (Indentures ss.301). Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Notes of such series. If Citicorp has an obligation to redeem or purchase the Notes at the option of the holder thereof as provided in the applicable Prospectus Supplement pursuant to clause (11) above, Citicorp will comply with any applicable provisions of Section 14(e) of the Exchange Act and the related rules and regulations in connection with such redemption or purchase.

      Notes of any series may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any zero-coupon Note, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Note shall become due and payable. United States Holders of Original Issue Discount Notes having a maturity of more than one year from their date of issue will have to include original issue discount in income for federal income tax purposes as it accrues, generally before receipt of cash attributable to such income.

      To the extent described in the applicable Prospectus Supplement, Notes may be convertible or exchangeable, at the option of the holder or Citicorp, into common stock or other securities of Citicorp or another issuer. Any applicable conversion or exchange provisions will be described in the Prospectus Supplement.

      Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the applicable Indenture would not necessarily afford holders of either the Senior Notes or the Subordinated Notes protection in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Form, Exchange, Registration and Transfer

      Notes of a series may be issued in registered form ("Registered Notes") or bearer form ("Bearer Notes") or any combination thereof. Each Indenture also provides that Notes of a series may be issued in temporary or permanent global form. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Notes (other than Bearer Notes in temporary or global form) will have interest coupons attached. (Indentures ss.201). See "Temporary Global Notes" and "Permanent Global Notes."

      In connection with its sale during the restricted period (as defined below under "Limitations on Issuance of Euro-Notes"), no Note issued in bearer form or issued in global form and exchangeable for Notes in bearer form (together, "Euro-Notes") shall be delivered to any location in the United States or its possessions and a Euro-Note (not including a Note in temporary global form) may be delivered in definitive form only if, prior to such delivery, the owner of such Euro-Note or the financial institution or clearing organization through which the owner holds such Euro-Note, directly or indirectly, provides a written certificate to Citicorp, in the form required by the applicable Indenture, to the effect that (a) such Euro-Note is owned by a person (other than a financial institution for purposes of resale during the restricted period) who is not a United States person; (b) such Euro-Note is owned by a United States person (other than a financial institution for purposes of resale during the restricted period) that is (i) a foreign branch of a United States financial institution or (ii) a United States person that acquired such Euro-Note through the foreign branch of a United States financial institution and that for purposes of this certification holds such Euro-Note through such financial institution on the date of certification and, in either case, such United States financial institution provides a certificate to Citicorp or the distributor selling the Euro-Note stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as from time to time amended (the "Internal Revenue Code"), and the regulations thereunder; or (c) such Euro-Note is owned by a financial institution for purposes of resale during the restricted period and such financial institution certifies that it has not acquired such Euro-Note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. Upon exchange of a portion of a temporary global Note for an interest in a Euro-Note in permanent global form, such certification must be given in connection with the exchange. In the case of a Euro-Note in permanent global form, such certification must be given in connection with the notation of a beneficial ownership interest therein upon exchange of a portion of a temporary global Euro-Note. (Indentures ss.ss.303, 304). See "Temporary Global Notes" and "Limitations on Issuance of Euro-Notes."

      At the option of the holder, subject to the terms of the applicable Indenture, Registered Notes of any series will be exchangeable for other Registered Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Notes of any series are issuable as both Registered Notes and Bearer Notes, at the option of the holder, subject to the terms of such Indenture, Bearer Notes (with all unmatured coupons, except as provided below, and with all matured coupons in default) of such series will be exchangeable for Registered Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Notes surrendered in exchange for Registered Notes between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Note issued in exchange for such Bearer Note, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Registered Notes, including Registered Notes received in exchange for Bearer Notes, may not be exchanged for Bearer Notes. (Indentures ss.305). Each Bearer Note and any coupons appertaining thereto will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." (Indentures ss.201).

      Notes may be presented for exchange as provided above, and Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Citicorp for such purpose without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected when the Security Registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. Citicorp has appointed Citibank as Security Registrar. (Indentures ss.305). Citicorp may at any time rescind the designation of any transfer agent (other than the Security Registrar) or approve a change in the location through which any such transfer agent acts, except that if Notes of a series are issuable solely as Registered

Notes, Citicorp will be required to maintain a transfer agent in each Place of Payment for such series, and if Notes of a series are issuable as Bearer Notes, Citicorp will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States and its possessions. Citicorp may at any time designate additional transfer agents with respect to any series of Notes. (Indentures ss.1002).

      In the event of any redemption in part, Citicorp shall not be required to
(i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before any selection for redemption of Notes of like tenor and of the series of which such Note is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Notes of like tenor and of such series to be redeemed; (ii) register the transfer of or exchange any Registered Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (iii) exchange any Bearer Note so selected for redemption, except to exchange such Bearer Note for a Registered Note of that series and like tenor which is immediately surrendered for redemption. (Indentures ss.305).

Payment and Paying Agents

      Unless otherwise indicated in the applicable Prospectus Supplement and provided that the certificate described above under "Form, Exchange, Registration and Transfer" has been received, principal of and any premium and interest on Bearer Notes will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States and its possessions as Citicorp may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Bearer Note on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Indentures ss.1001). No payment with respect to any Bearer Note will be made at any office or agency of Citicorp in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Notes denominated and payable in U.S. dollars will be made at the office of the Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions. (Indentures ss.1002).

      Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest on Registered Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Citicorp may designate from time to time, except that at the option of Citicorp payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Indentures ss.201). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Registered Note on any Interest Payment Date will be made to the Person in whose name such Registered Note (or Predecessor Note) is registered at the close of business on the Regular Record Date for such interest. (Indentures ss.307).

      Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of Citibank in The City of New York will be designated as a Paying Agent for Citicorp for payments with respect to Notes of each series which are issuable solely as Registered Notes and as a Paying Agent for payments with respect to Notes of each series (subject to the limitations described above in the case of Bearer Notes) which are issuable solely as Bearer Notes or as both Registered Notes and Bearer Notes. Any

Paying Agents outside the United States and its possessions and any other Paying Agents in the United States or its possessions initially designated by Citicorp for the Notes of each series will be named in the applicable Prospectus Supplement. Citicorp may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that if Notes of a series are issuable solely as Registered Notes, Citicorp will be required to maintain a Paying Agent in each Place of Payment for such series and, if Notes of a series are issuable as Bearer Notes, Citicorp will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Notes of the series (and for payments with respect to Bearer Notes of the series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States and its possessions where Notes of such series and any coupons appertaining thereto may be presented and surrenderedfor payment; provided, however, that if the Notes of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange"), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and such stock exchange shall so require, Citicorp will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States and its possessions for the Notes of such series. (Indentures ss.1002).

      After notice by publication, all moneys paid by Citicorp to a Paying Agent for the payment of the principal of and any premium or interest on any Note of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Citicorp, and the holder of such Note or any coupon appertaining thereto may thereafter look only to Citicorp for payment thereof. (Indentures ss.1003).

Temporary Global Notes

      All Euro-Notes will initially be represented by one or more temporary global Notes, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels office, in its capacity as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Note and described in an applicable Prospectus Supplement (the "Exchange Date"), each such temporary global Note will be exchanged for definitive Bearer Notes, definitive Registered Notes or all or a portion of a permanent global Note, or any combination thereof, as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement, only upon receipt by Euroclear or Cedel of written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer." No Note delivered in exchange for any portion of a temporary global Note shall be delivered to any location in the United States or its possessions in connection with such exchange. (Indentures ss.304).

      Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Note payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Notes (including a permanent global Note) will be payable to the bearer and thus, while such temporary global Note is deposited with the common depositary for Euroclear and Cedel, will be paid to each of Euroclear and Cedel with respect to the portion of the temporary global Note held for its account for which it provides certification in the form described above under "Form, Exchange, Registration and Transfer." If an Interest Payment Date occurs prior to the issuance of definitive Notes (including a permanent global Note), written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer" will be required to obtain an interest payment, and upon receipt of such certification Euroclear or Cedel, as the case may be, will exchange the portion of the temporary global Note relating to such certification for an interest in a permanent global Note (unless the account holder requests that such portion be exchanged for a definitive Registered Note or Notes or a definitive Bearer Note or Notes). (Indentures ss.304).

Permanent Global Notes

      If any Notes of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Note may exchange such interests for Notes of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Note delivered in exchange for any portion of a permanent global Note shall be delivered to any location in the United States or its possessions in connection with such exchange. (Indentures ss.305). Principal of and any premium and interest on any permanent global Note will be payable in the manner described in the applicable Prospectus Supplement. (Indentures ss.304).

Limitations on Liens on Stock of Citibank

      Citicorp has covenanted in the Senior Indenture that, so long as any of the Senior Notes issued thereunder which mature more than ten years after their issuance are Outstanding, it will not create, incur, assume or suffer to exist any mortgage, pledge, security interest or other encumbrance, as security for indebtedness for borrowed money, upon any shares of Voting Stock of Citibank owned by Citicorp, without effectively providing that the Senior Notes issued under such Indenture which mature more than ten years after their issuance shall be secured equally and ratably with, or prior to, such indebtedness; provided, however, that Citicorp shall be permitted to create, incur, assume or suffer to exist any such mortgage, pledge, security interest or other encumbrance without regard to the foregoing provisions so long as after giving effect thereto Citicorp will own at least 80% of the Voting Stock of Citibank then issued and outstanding, free and clear of any such mortgage, pledge, security interest or other encumbrance. For the purpose of this covenant, the term "Voting Stock" of Citibank shall mean stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors of Citibank, other than stock having such power only by reason of the happening of a contingency. (Senior Indenture ss.1005). The foregoing covenant also applies to the Original Subordinated Notes but is not a provision of the Subordinated Indenture and does not apply to any series of Subordinated Notes.

Defaults; Events of Default

      Unless otherwise provided in the applicable Prospectus Supplement, the following will be "Events of Default" under the Senior Indenture with respect to any series of Senior Notes: (a) failure to pay principal of or any premium on any Senior Note of that series at maturity; (b) failure to pay any interest on any Senior Note of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Note of that series; (d) failure to perform any other covenant of Citicorp in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of series of Senior Notes other than that series) continued for 60 days after written notice of such default; (e) certain events of bankruptcy, insolvency or reorganization of Citicorp or Citibank; and (f) any other Event of Default provided with respect to Senior Notes of that series. (Senior Indenture ss.501).

      Unless otherwise provided in the applicable Prospectus Supplement, the following will be "Defaults" under the Subordinated Indenture with respect to any series of Subordinated Notes: (a) failure to pay principal of or any premium on any of the Subordinated Notes of that series at maturity; (b) failure to pay any interest on any Subordinated Note of that series when due, continued for 30 days; (c) failure to perform any other covenant of Citicorp in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of series of Subordinated Notes other than that series) continued for 60 days after written notice of such default; (d) any Event of Default; and (e) any other Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.503). Unless otherwise provided in the applicable Prospectus Supplement, the following will be the Events of Default under the Subordinated Indenture with respect to any series of Subordinated Notes: (x) certain events of bankruptcy, insolvency or reorganization of Citicorp; and (y) any other Event of Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.501). Unless an Event of Default has occurred and shall be continuing with respect to a series of Subordinated Notes, neither the holders of such Subordinated Notes nor the Subordinated Trustee may declare the acceleration of the payment of principal or premium, if any, of such Subordinated Notes under the Subordinated Indenture.

      Subject to the provisions of the applicable Indenture relating to the duties of the related Trustee, in case an Event of Default with respect to either the Senior Notes or the Subordinated Notes shall occur, or in case a Default with respect to the Subordinated Notes shall occur and be continuing, such Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of Notes of any series or any related coupons unless such holders shall have offered to such Trustee reasonable indemnity. (Indentures ss.ss.601, 603). The holders of a majority in aggregate principal amount of the Outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the related Trustee, or exercising any trust or power conferred on the Trustee, with respect to Notes of that series, provided that such direction does not conflict with applicable law or the applicable Indenture or have a substantial likelihood of involving such Trustee in personal liability. (Indentures ss.512).

      If an Event of Default with respect to Notes of any series at the time Outstanding shall occur and be continuing, either the related Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series may declare the principal, or, if any such Notes are Original Issue Discount Notes, such lesser amounts as may be described in the applicable Prospectus Supplement, of all such Outstanding Notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Notes of any series has been made but before a judgment or decree for payment of money due has been obtained by such Trustee, the holders of a majority in aggregate principal amount of Outstanding Notes of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. (Indentures ss.502).

      No holder of any Notes of any series or any related coupons will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the related Trustee written notice of a continuing Event of Default, with respect to the Senior Notes or the Subordinated Notes of that series, or of a continuing Default with respect to the Subordinated Notes of that series, the holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Notes of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indentures ss.507). However, such limitations do not apply to a suit instituted by a holder of an Outstanding Note of that series for enforcement of payment of the principal of, or any premium or interest on, such Note on or after the respective due dates expressed in such Note. (Indentures ss.508).

      Citicorp is required to furnish annually to each Trustee a statement as to its performance or fulfillment of covenants, agreements or conditions in the applicable Indenture and as to the absence of defaults thereunder. (Indentures ss.1004).

Meetings, Modification and Waiver

Modifications and amendments of each Indenture may be made by Citicorp and the related Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note, (b) reduce the principal amount of, or premium or interest on, any Note, (c) change any obligation of Citicorp to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Note payable upon acceleration of the Maturity thereof,
(e) change the coin or currency in which any Note or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) reduce the percentage in principal amount of Outstanding Notes of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (h) reduce the requirements contained in such Indenture for quorum or voting, (i) change any obligation of Citicorp to maintain an office or agency in the places and for the purposes required by such Indenture, or (j) modify any of the above provisions. (Indentures ss.902). Under certain limited circumstances, modifications and amendments of such Indenture may be made by Citicorp and the related Trustee without the consent of any holders of Outstanding Notes. (Indentures ss.901).

      The holders of at least a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of the holders of all the Notes of that series, waive, insofar as that series is concerned, compliance by Citicorp with certain restrictive provisions of the applicable Indenture. (Indentures ss.1007). The holders of not less than a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of all holders of Notes of that series and any coupons appertaining thereto, waive any past default under the applicable Indenture with respect to Notes of that series, except a default
(a) in the payment of principal of or any premium or interest on any Note of such series or (b) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the holders of each Outstanding Note of such series affected. (Indentures ss.513).

      Each Indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Notes for quorum purposes, (i) the principal amount of an Original Issue Discount Note that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and
(ii) the principal amount of a Note denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the principal amount of such Note or, in the case of an Original Issue Discount Note, the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the amount determined as provided in (i) above. (Indentures ss.101).

      Each Indenture contains provisions for convening meetings of the holders of Notes of a series if Notes of that series are issuable as Bearer Notes. (Indentures ss.1301). A meeting may be called at any time by the Trustee, and also, upon request, by Citicorp or the holders of at least 10% in aggregate principal amount of the Outstanding Notes of such series, in any such case upon notice given in accordance with "Notices" below. (Indentures ss.1302). Except for any consent which must be given by the holder of each Outstanding Note affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the Outstanding Notes of that series; provided, however, that, except for any consent which must be given by the holder of each Outstanding Note affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of Outstanding Notes of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of not less than such specified percentage in aggregate principal amount of the Outstanding Notes of that series. Any resolution passed or decision taken at any meeting of holders of Notes of any series duly held in accordance with the applicable Indenture will be binding on all holders of Notes of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Notes of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of the Outstanding Notes of a series, the Persons holding or representing such specified percentage in aggregate principal amount of the Outstanding Notes of such series will constitute a quorum. (Indentures ss.1304).

Consolidation, Merger and Sale of Assets

      Citicorp may, without the consent of the holders of any of the Outstanding Notes of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation assumes Citicorp's obligations on the Notes of each series and under the applicable Indenture, (ii) after giving effect thereto, with respect to the Senior Notes, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing, (iii) after giving effect thereto, with respect to the Subordinated Notes, no Default, and no event which, after notice or lapse of time, or both, would become a Default, shall have happened and be continuing, and (iv) certain other conditions are met. (Indentures ss.801, 802).

Assumption of Obligations

      If so specified in an applicable Prospectus Supplement for a series of Notes issuable as Bearer Notes, Citicorp may elect at any time to assign to a Subsidiary or an Affiliate of Citicorp, and cause such Subsidiary or Affiliate to assume, the obligations of Citicorp for the due and punctual payment of the principal of and any premium and interest on all the Notes of such series and the performance of every covenant of the applicable Indenture, except as described below, on the part of Citicorp to be performed or observed with respect to the Notes of such series, provided that (i) Citicorp has the right to redeem the Notes of such series in the event of certain changes involving United States taxes or the imposition of certain reporting requirements as expressly described in the applicable Prospectus Supplement and the circumstances and conditions expressly described in such Prospectus Supplement giving rise to Citicorp's right so to redeem the Notes of such series have occurred, are in effect and have been satisfied, as the case may be, (ii) no payment of principal of or any premium or interest on any of the Notes of such series is overdue,
(iii) Citicorp unconditionally guarantees the performance of the obligations of such Subsidiary or Affiliate under the applicable Indenture and under the Notes of such series, (iv) Citicorp and such Subsidiary or Affiliate each agrees to indemnify the holder of each Note of such series against (A) any tax, assessment or governmental charge which is imposed on such holder by a jurisdiction other than the United States or any political subdivision or taxing authority thereof or therein with respect to, and which is withheld on the making of, the payment of the principal of or any premium or interest on such Note, and which would not have been so imposed and withheld had such assignment and assumption not been made, (B) any tax, assessment or governmental charge imposed on or relating to the act of assignment and assumption and (C) any costs or expenses of the act of assignment and assumption, (v) after giving effect thereto, no Event of Default with respect to the Senior Notes or the Subordinated Notes and no Default with respect to the Subordinated Notes, and no event which, after notice or lapse of time, or both, would become an Event of Default or Default, respectively, shall have occurred and be continuing, and
(vi) certain other conditions are met. (Indentures ss.803). Notwithstanding any assignment and assumption with respect to the Notes of a series as described in this paragraph, Citicorp will remain unconditionally obligated to comply with such provisions of each Indenture as may be required to comply with applicable law and, with respect to the Senior Notes and the Original Subordinated Notes, Citicorp shall remain unconditionally obligated to comply with the covenant described above under "Limitations on Liens on Stock of Citibank." (Indentures ss.ss.803, 804).

Notices

      Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Notes will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in such other city or cities as may be specified in such Notes. Notices to holders of Registered Notes will be given by mail to the addresses of such holders as they appear in the Security Register. (Indentures ss.ss.101, 106).

Title

      Title to any Bearer Notes (including Bearer Notes in temporary global form and in permanent global form) and any coupons appertaining thereto will pass by delivery. Citicorp, the related Trustee and any agent of Citicorp or such Trustee may treat the bearer of any Bearer Note and the bearer of any coupon and the registered owner of any Registered Note as the absolute owner thereof (whether or not such Note or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Indentures ss.308).

Replacement of Notes and Coupons

      Any mutilated Note or a Note with a mutilated coupon appertaining thereto will be replaced by Citicorp at the expense of the holder upon surrender of such Note to the related Trustee. Notes or coupons that become destroyed, lost or stolen will be replaced by Citicorp at the expense of the holder upon delivery to such Trustee of evidence of the destruction, loss or theft thereof satisfactory to Citicorp and such Trustee; in the case of any coupon which becomes destroyed, lost or stolen, such coupon will be replaced by issuance of a new Note in exchange for the Note to which such coupon appertains. In the case of a destroyed, lost or stolen Note or coupon, an indemnity satisfactory to such Trustee and Citicorp may be required at the expense of the holder of such Note or coupon before a replacement Note will be issued. (Indentures ss.306).

Defeasance and Covenant Defeasance

      Unless otherwise specified in the applicable Prospectus Supplement for a series of Notes, Citicorp may cause itself (i) to be discharged from any and all obligations with respect to such Notes (subject to the terms of the applicable Indenture) ("defeasance") and/or (ii) to be released from its obligations described above under "Limitations on Liens on Stock of Citibank" with respect to the Senior Notes or Original Subordinated Notes ("covenant defeasance"), upon the deposit with the related Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Notes to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Citicorp must deliver to the related
Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a published ruling of the Internal Revenue Service or changes in applicable United States federal income tax law occurring after the date of the applicable Indenture. (Indentures Article Fourteen).

      Defeasance by Citicorp with respect to the Notes of a series is permitted notwithstanding Citicorp's prior covenant defeasance with respect to such series. Following a defeasance, payment of such Notes may not be accelerated because of an Event of Default or a Default. (Indentures ss.1402). Following a covenant defeasance, payment of Senior Notes or the Original Subordinated Notes may not be accelerated by reference to the covenant noted under clause(ii) above. (Senior Indenture ss.1403, Original Subordinated Indenture ss.1403). However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Subordination

      The Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of Citicorp. In the event that Citicorp shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on the indebtedness evidenced by the Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Notes. In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Citicorp, its creditors or its property, (b) any proceeding for the liquidation, dissolution or other winding-up of Citicorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by Citicorp for the benefit of creditors or (d) any other marshaling of the assets of Citicorp, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution under the Subordinated Notes, whether in cash, securities or other property, shall be made to any Subordinated Note holders. In such event, any payment or distribution under the Subordinated Notes, whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate at least to the extent provided in the subordination provisions with respect to the Subordinated Notes to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for those subordination provisions) be payable or deliverable in respect of the Subordinated Notes, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. If any payment or distribution under the Subordinated Notes, of any character whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Notes in contravention of any of the terms hereof and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred, to the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. (Subordinated Indenture ss.1501).

      "Senior Indebtedness" means any obligation of Citicorp to its creditors, whether outstanding on the date of the Subordinated Indenture or subsequently incurred, other than (w) any securities issued under the Subordinated Indenture (including Subordinated Notes), (x) all other unsecured and subordinated indebtedness of Citicorp, and all other unsecured and subordinated guarantees by Citicorp of indebtedness of other Persons, (y) all obligations incurred or assumed by Citicorp in the ordinary course of business in connection with the obtaining of materials or services, and all obligations of Citicorp in respect of any guarantees of such obligations of subsidiaries of Citicorp (provided that obligations described in this clause (y) shall not include traveler's checks or other unsubordinated financial instruments) and (z) any other obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. (Subordinated Indenture ss.101). Neither Indenture limits the issuance of additional Senior Indebtedness.

      Because Citicorp is a holding company, its rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

Governing Law

      Each Indenture, the Notes and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Indentures ss.113).

Concerning the Trustees

      United States Trust Company of New York, the Senior Trustee, has its principal corporate trust office at 114 West 47th Street, New York, New York 10036 and is also trustee under other Citicorp indentures under which unsecured debt securities are currently outstanding.

      The Chase Manhattan Bank (formerly known as Chemical Bank), the Subordinated Trustee, has its principal corporate trust office at 450 West 33rd Street, New York, New York 10001, and is also trustee under other indentures under which subordinated unsecured debt securities issued or guaranteed by Citicorp are currently outstanding.

      Citicorp or its affiliates maintain certain accounts and other banking relationships with the Trustees and their respective affiliates.

Limitations on Issuance of Euro-Notes

      In compliance with United States federal tax laws and regulations, Euro-Notes may not be offered or sold during the restricted period (as defined below) in the United States or its possessions or to a United

States person (each as defined below) other than an exempt purchaser (as defined below). Furthermore, in compliance with such federal tax laws and regulations, Euro-Notes may not be delivered, in connection with the sale thereof during the restricted period, in definitive form within the United States or its possessions.

      Citicorp will not offer or sell Euro-Notes during the restricted period to a person who is within the United States or its possessions or to a United States person other than an exempt purchaser, and any underwriter, agent and dealer participating in the offering of Euro-Notes must covenant that: (i) it has not and will not offer or sell the Euro-Notes during the restricted period to a person who is within the United States or its possessions or to a United States person other than an exempt purchaser; (ii) it has in effect, in connection with the offer and sale of the Euro-Notes during the restricted period, procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling the Euro-Notes are aware that the Euro-Notes cannot be offered or sold during the restricted period to a person who is within the United States or its possessions or who is a United States person (other than an exempt purchaser); (iii) it will not permit any affiliate (within the meaning of Section 1.163-5(c)(2)(i)(D)(4)(iii) of the regulations issued under the Internal Revenue Code (the "Treasury Regulations")) to acquire any Euro-Note for the purpose of offering or selling it during the restricted period unless such affiliate provides it (for the benefit of Citicorp) with the covenants contained in this paragraph; (iv) it will not deliver any Euro-Notes, in connection with the sale thereof during the restricted period, in definitive form within the United States or its possessions; (v) it will not enter into any written contract with another distributor (within the meaning of Section 1.163-5(c)(2)(i)(D)(4) of the Treasury Regulations) to offer or sell the Euro-Notes during the restricted period unless such distributor provides it (for the benefit of Citicorp) with the covenants contained in this paragraph; and
(vi) if it is a United States person, it is acquiring the Euro-Notes for purposes of resale in connection with their original issuance and if it retains the Euro-Notes for its own account, it will only do so in accordance with the requirements of Section 1.163-5(c)(2)(i)(D)(6) of the Treasury Regulations.

      For purposes of the selling restrictions described in this section, an offer or sale will be considered to be made to a person who is within the United States or its possessions if the offeror or seller of the Euro-Notes has an address within the United States or its possessions for the offeree or buyer of the Euro-Notes with respect to the offer or sale. Bearer Notes and any coupons appertaining thereto (including Euro-Notes in permanent global form exchangeable for Bearer Notes) will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

      As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, "United States" means the United States of America (including the States and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands, "restricted period" means with respect to a Note, the period beginning on the earlier of the closing date or the first date on which the Note is offered to persons other than distributors and ending on the expiration of the 40-day period beginning on such date, except that, notwithstanding the foregoing, any offer or sale of the Notes by Citicorp or a distributor shall be deemed to be made during the restricted period if Citicorp or the distributor holds the Note as part of an unsold allotment or subscription, and "exempt purchaser" means (A) an exempt distributor (as defined in Section 1.163-5(c)(2)(i)(D)(5) of the Treasury Regulations) that covenants that it is buying the Euro-Notes for the purpose of resale in connection with the original issuance thereof, and that if it retains the Euro-Notes for its own account, it will do so only in accordance with the requirements of Section 1.163-5(c)(2)(i)(D)(6) of the Treasury Regulations; (B) an international organization described in Section 7701(a)(18) of the

Internal Revenue Code; (C) a foreign central bank (as defined in Section 895 of the Internal Revenue Code and the Treasury Regulations thereunder); (D) a foreign branch of a United States financial institution as described in Section 1.163-5(c)(2)(i)(D)(6)(i) of the Treasury Regulations; and (E) a United States person who acquires the Euro-Notes through the foreign branch of a United States financial institution and who holds the Euro-Notes through such financial institution. Notwithstanding the foregoing, however, (i) a person described in
(A) of this paragraph will not be considered an exempt purchaser with respect to offers to a non-United States office of such person; (ii) a person described in
(B) or (C) of this paragraph will not be considered an international organization or a foreign central bank, as the case may be, with respect to offers that are not made directly and specifically to such person; (iii) a person described in (E) of this paragraph will be considered an exempt purchaser only with respect to sales of the Euro-Notes; and (iv) a person described in (D) or (E) of this paragraph will not be considered an exempt purchaser unless the financial institution holding the Euro-Note provides a certificate to Citicorp or the distributor selling the Euro-Note stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the Treasury Regulations thereunder.


                             FOREIGN CURRENCY RISKS

General

      Notes may be denominated in such foreign currencies or currency units as may be designated by Citicorp at the time of offering (the "Foreign Currency Securities").

      PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY SECURITIES. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

      The information set forth below is directed to prospective purchasers of Foreign Currency Securities who are United States residents, and Citicorp disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of and any premium and interest on a Foreign Currency Security. Such persons should consult their own legal advisors with regard to such matters.

Exchange Rates and Exchange Controls

      An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which Citicorp has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and significant volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Changes in the exchange rate of the relevant foreign currency applicable to a Foreign Currency Security against the U.S. dollar would generally result in changes in the U.S. dollar-equivalent market value of the Security.

                              PLAN OF DISTRIBUTION

      Securities may be offered and sold by any of three means of distribution:
(1) through agents, (2) through underwriters or dealers or (3) directly to one or more purchasers. Such underwriters, dealers or agents may be affiliates of Citicorp, and offers and sales of Securities may include secondary market transactions by affiliates of Citicorp. The applicable Prospectus Supplement will set forth the terms of the offering to which such Prospectus Supplement relates, including the name or names of any underwriters or agents, the public offering or purchase price, the net proceeds to Citicorp from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and the securities exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange. Direct sales may be made on a national securities exchange or otherwise.

      The Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If so indicated in the applicable Prospectus Supplement, Citicorp will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from Citicorp pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

      Each underwriter and agent participating in the distribution of any Euro-Notes will agree that it will not offer, sell or deliver, directly or indirectly, such Notes, in connection with the sale thereof during the restricted period, in the United States or to United States persons, with certain limited exceptions. See "Limitations on Issuance of Euro-Notes."

      Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the Securities so offered and sold and any discounts or commissions received by them and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, agents and their controlling persons may be entitled, under agreements entered into with Citicorp, to indemnification by Citicorp against certain civil liabilities, including liabilities under the Securities Act.

      This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      The participation of an affiliate or subsidiary of Citicorp in the offer and sale of the Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in offers and sales will execute a transaction in the Securities in a discretionary account without the prior written specific approval of the member's customer.

      Underwriters, agents or their controlling persons may engage in transactions with and perform services for Citicorp in the ordinary course of business.

                             VALIDITY OF SECURITIES

      The validity of the Securities will be passed upon for Citicorp by Stephen
E. Dietz, as an AssociateGeneral Counsel of Citibank. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp.

                                     EXPERTS

      The consolidated financial statements of Citicorp and subsidiaries included in Citicorp's Annual Report and Form 10-K for 1996 have been incorporated herein by reference in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements refers to the fact that in 1994 Citicorp adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."